                               PURCHASE AGREEMENT

                                 BY AND BETWEEN
                          PENWEST PHARMACEUTICALS CO.
                                      AND
                    JOSEF RETTENMAIER HOLDING GMBH & CO. KG

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
1.      Sale and Delivery of the Assets......................................    1
        1.1      Sale and Delivery of the U.S. Assets........................    1
        1.2      Sale and Delivery of the Subsidiary Shares..................    3
        1.3      Purchase Price..............................................    3
        1.4      Assumption of Liabilities; Etc. ............................    3
        1.5      Allocation of Purchase Price and Assumed Liabilities........    4
        1.6      The Closing.................................................    4
        1.7      Post Closing Adjustment.....................................    5
2.      Representations and Warranties of the Company........................    5
        2.1      Organization................................................    5
        2.2      Capitalization of the Subsidiaries and Title to the             6
                 Shares......................................................
        2.3      Authorization...............................................    6
        2.4      Ownership of the Assets.....................................    6
        2.5      Financial Information.......................................    7
        2.6      AstraZeneca Payment.........................................    8
        2.7      Accounts Receivable.........................................    8
        2.8      Absence of Undisclosed Liabilities..........................    8
        2.9      Litigation..................................................    8
        2.10     Insurance...................................................    8
        2.11     Inventory...................................................    8
        2.12     Fixed Assets................................................    9
        2.13     Leases......................................................    9
        2.14     Change in Financial Condition and Assets....................    9
        2.15     Contracts...................................................   10
        2.16     Compliance with Agreements and Laws.........................   11
        2.17     Employee Relations..........................................   11
        2.18     Suppliers...................................................   12
        2.19     Customers...................................................   12
        2.20     Intangible Property.........................................   12
        2.21     Employee Benefit Plans......................................   13
        2.22     U.S. Tax Matters............................................   15
        2.23     Environmental Matters.......................................   16
        2.24     Special Transactions........................................   18
        2.25     Certain Affiliated Transactions.............................   18
        2.26     Disclosure..................................................   18
3.      Representations of the Buyer.........................................   19
        3.1      Organization and Authority..................................   19
        3.2      Authorization...............................................   19
        3.3      Regulatory Approvals........................................   19
        3.4      Financial Capacity..........................................   19
        3.5      Disclosure..................................................   19
        3.6      Reliance....................................................   20
4.      Access to Information; Public Announcements..........................   20
        4.1      Access to Management, Properties and Records................   20
        4.2      Confidentiality.............................................   20
        4.3      Public Announcements........................................   20

                                                                               PAGE
                                                                               ----
5.      Pre-Closing Covenants of the Parties.................................   21
        5.1      Conduct of Business.........................................   21
        5.2      Absence of Material Changes.................................   21
        5.3      Taxes.......................................................   22
        5.4      Special Meeting and Proxy Statement.........................   22
        5.5      Compliance with Laws........................................   23
        5.6      Hart-Scott-Rodino Act and Foreign Antitrust Laws............   23
        5.7      Assignment of Contracts.....................................   23
        5.8      Employee Matters............................................   24
        5.9      Notification of Changes.....................................   27
6.      Satisfaction of Conditions...........................................   28
7.      Conditions to Obligations of the Buyer...............................   28
        7.1      Continued Truth of Representations and Warranties of the       28
                 Company; Compliance with Covenants and Obligations..........
        7.2      Corporate Proceedings.......................................   28
        7.3      Approvals...................................................   28
        7.4      Adverse Proceedings.........................................   28
        7.5      Closing Deliveries..........................................   28
8.      Conditions to Obligations of the Company.............................   30
        8.1      Continued Truth of Representations and Warranties of the       30
                 Buyer; Compliance with Covenants and Obligations............
        8.2      Corporate Proceedings.......................................   30
        8.3      Governmental Approvals......................................   30
        8.4      Adverse Proceedings.........................................   30
        8.5      Closing Deliveries..........................................   30
9.      Indemnification......................................................   31
        9.1      By the Buyer and the Company................................   31
        9.2      By the Company..............................................   31
        9.3      By the Buyer................................................   31
        9.4      Claims for Indemnification..................................   31
        9.5      Defense by Indemnifying Party...............................   32
        9.6      Additional Procedures for Environmental Indemnification.....   32
        9.7      Payment of Indemnification Obligation.......................   33
        9.8      Limitations on Indemnification..............................   33
        9.9      Additional Limitations on Environmental Indemnification.....   34
        9.10     Survival of Representations; Claims for Indemnification.....   35
10.     Post-Closing Agreements..............................................   35
        10.1     Non-Competition Agreement, Non-Solicitation.................   35
        10.2     Sharing of Data.............................................   35
        10.3     Use of Name.................................................   36
        10.4     Cooperation in Litigation...................................   36
        10.5     Transitional Services and Patterson Lease...................   36
        10.6     Confidentiality Agreements..................................   36
        10.7     Tax Matters.................................................   37

                                                                               PAGE
                                                                               ----
11.     Termination of Agreement.............................................   37
        11.1     Termination by Lapse of Time................................   37
        11.2     Termination by Agreement of the Parties.....................   38
        11.3     Termination by Reason of Breach.............................   38
        11.4     Termination by the Company's Board of Directors.............   38
        11.5     Effects of Termination......................................   38
        11.6     Expenses....................................................   38
12.     Transfer and Sales Tax...............................................   39
13.     Brokers..............................................................   40
        13.1     For the Company.............................................   40
        13.2     For the Buyer...............................................   40
14.     Notices..............................................................   40
15.     Successors and Assigns...............................................   40
16.     Entire Agreement; Amendments; Attachments............................   41
17.     Legal Fees...........................................................   41
18.     Governing Law; Consent to Jurisdiction...............................   41
        18.1     Governing Law...............................................   41
        18.2     Consent to Jurisdiction.....................................   41
19.     Mediation............................................................   41
20.     Arbitration..........................................................   41
        20.1     Normal Arbitration..........................................   41
        20.2     Material Adverse Change.....................................   42
21.     Interpretation.......................................................   42
22.     Miscellaneous........................................................   43
        22.1     Section Headings............................................   43
        22.2     Severability................................................   43
        22.3     Counterparts................................................   43
Exhibits
A       Form of Promissory Note
B       Buyer's Instrument of Assumption of Liabilities
C       Bill of Sale
D       Retention Bonus Plan
E       Opinion of Hale and Dorr LLP
F       Opinion of Perkins Coie LLP
G       Opinion of Alston & Bird LLP
H       Opinion of Poellath & Partner
I       Lease of Patterson Facilities
J       Transition Services Agreements

                               PURCHASE AGREEMENT

     Agreement made as of November 1, 2002, between Penwest Pharmaceuticals Co., a Washington corporation with its principal office at 2981 Route 22, Patterson, New York 12563-9970 (the "Company"), and Josef Rettenmaier Holding GmbH & Co. KG, a German limited partnership with its principal office at Holzmuehle 1, Rosenberg, Germany (the "Buyer").

                             Preliminary Statement

     The Company and its subsidiaries Penwest Pharmaceuticals Ltd., Penwest Pharmaceuticals GmbH and Penwest Pharmaceuticals Oy (collectively, the "Subsidiaries") are referred to in this Agreement as the "Sellers."

     The Buyer desires to purchase, and the Company desires to sell, substantially all of the assets and business of the Sellers pertaining to the development, testing, manufacture, distribution and sale of excipient products, such products being used, inter alia, in the manufacture of tablets by pharmaceutical and nutritional companies (such assets and business being referred to as the "Business"), as distinct from controlled release drug delivery technologies and systems and other products and services (the "Excluded Lines of Business") and from the Company's administrative functions and corporate overhead, for the purchase price set forth below and the assumption of certain of the Sellers' liabilities as set forth below, subject to the terms and conditions of this Agreement.

     In order to effect this transaction, the Company will sell to the Buyer the Assets described below. The Assets consist of certain assets described below, owned directly by the Company and located primarily in the United States (the "U.S. Assets") and all of the outstanding capital stock of the Subsidiaries (the "Subsidiary Shares").

     NOW, THEREFORE, in consideration of the mutual premises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.  Sale and Delivery of the Assets

     1.1  Sale and Delivery of the U.S. Assets.

        (a) Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), the Company shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase from the Company, all of the Company's right, title and interest in and to all of the U.S. Assets, consisting of (x) the properties, assets and other claims, rights and interests owned by the Company that pertain to the Business and are described in Subsections (i) through (x) below (except for those assets that are listed on Schedule 1.1(a) under the caption "Certain Excluded Assets"), (y) those properties, assets and other claims, rights and interests that are listed on Schedule 1.1(a) under the caption "Certain Included Operating Assets" which pertain both to the Business and the Excluded Lines of Business but which the parties have agreed shall constitute Assets and (z) those properties, assets and other claims that are listed on Schedule 1.1(a) under the caption "Certain Included Administrative Assets" which are used in the Company's administrative functions and corporate overhead primarily for the support of the Business rather than primarily for the support of the Excluded Lines of Business or for general company-wide purposes, and which the parties have agreed shall constitute Assets:

           (i) the real property and interests therein, options or similar rights to purchase real property and buildings, structures, facilities, fixtures and other improvements thereon owned by the Company that are listed on Schedule 1.1(a)(i) attached hereto (collectively, the "U.S. Real Property");

           (ii) the machinery and equipment, fixtures, furniture, leasehold improvements, construction in progress, motor vehicles and spare parts, owned by the Company on the Closing Date (as defined in

        Section 1.6) that are listed on Schedule 1.1(a)(ii) attached hereto (collectively, the "U.S. Fixed Assets");

           (iii) the inventories, finished goods, work in process, raw materials, office supplies, maintenance parts and supplies, packaging materials and similar items pertaining to the Business owned by the Company as they exist on the Closing Date;

           (iv) the rights (collectively, the "U.S. Contract Rights") of the Company under those contracts, agreements, leases, licenses and other instruments to which the Company is a party and which pertain to the Business, including without limitation those that are listed on Schedule 2.15(a)(i) attached hereto (collectively, the "U.S. Contracts");

           (v) the prepaid expenses, security deposits, other deposits and other similar assets of the Company pertaining to the Business as they exist on the Closing Date;

           (vi) copies (in hard copy and, if readily available to the Company, electronic media) of the Company's drug master files, books, records and accounts, correspondence, manuals, customer lists, employment records (other than medical or other confidential records of employees who do not consent to the transfer of such records to the Buyer), studies, reports or summaries relating to or pertaining to the Business;

           (vii) the Company's right, title and interest in and to intangible property rights pertaining to the Business identified on Schedule 1.1(a)(vii) attached hereto, including inventions, discoveries, trade secrets, processes, formulas, United States and foreign patents, patent applications, trade names, trademarks, trademark registrations, applications for trademark registrations, copyrights, copyright registrations, owned or, where not owned, used by the Company and licenses and other agreements to which the Company is a party (as licensor or licensee) or by which the Company is bound relating to any of the foregoing kinds of property or rights to any "know-how" or disclosure or use of ideas (collectively, the "U.S. Intangible Property");

           (viii) the accounts, accounts receivable, notes and notes receivable pertaining to the Business as they exist on the Closing Date which are payable to the Company, including any security held by the Company for the payment thereof and including any accounts receivable or other rights to receive payment from any of the Subsidiaries (collectively, the "U. S. Accounts Receivable");

           (ix) to the extent transfer is permitted under applicable law or regulation, Permits (as defined in Section 2.16) that are necessary for the lawful ownership or operation of the Business or the Assets; and

           (x) the goodwill of the Business (as distinct from the goodwill of the Excluded Lines of Business or the goodwill or going concern value of the Company as a business organization), including the exclusive right to represent oneself as the successor to the Business.

     As a general principle, in case of doubt it will be presumed that physical assets belonging to the Company located at its facility at Cedar Rapids, Iowa and other assets, whether or not physical, which are not listed under the caption "Certain Excluded Assets" and which pertain primarily to the Business, are included in the U.S. Assets.

        (b) The assets to be transferred to the Buyer from the Company under this Agreement shall not include:

           (i) unless specifically listed on Schedule 1.1(a) under the caption "Certain Included Operating Assets" or "Certain Included Assets", assets (including without limitation assets of the types described in Section 1.1(a)above), primarily used or useful in the Excluded Lines of Business, used in the Company's administrative functions or corporate overhead activities (unless used solely to support the Business) or otherwise not pertaining to the Business;

           (ii) any cash, bank account balances, negotiable instruments, securities (other than the Subsidiary Shares) or similar assets;

           (iii) any casualty, liability or other policies of insurance and rights thereunder or any rights under self insurance programs maintained or established with respect to the Business;

           (iv) any refunds of any Tax (as defined in Section 2.22(a)(ii)), including, without limitation, any claims for refunds filed prior to the Closing Date;

           (v) any right or franchise of the Company to be a corporation or any documents pertaining thereto;

           (vi) any indemnity or contribution rights granted to or owed by third parties with respect to liabilities or obligations that do not constitute Assumed Liabilities (as hereinafter defined), or any rights or assets arising from and directly related to the defense, release, compromise, discharge or satisfaction of such liabilities and obligations;

           (vii) any causes of action, judgments, claims or demands of whatever nature against third parties arising out of or relating to events prior to the Closing Date;

           (viii) any guarantees given by the Company or its affiliates for the benefit of the Business;

           (ix) any rights of the Company under this Agreement;

           (x) any names or marks containing the words "Penwest", "TIMERx" , "Synchrodose", or "Geminex" (collectively, the "Excluded Marks") or the Penwest logo, except as set forth in Section 10.3; or

           (xi) any assets which pertain to the Business but are nevertheless listed on Schedule 1.1(a) attached hereto under the caption "Certain Excluded Assets" (collectively, the "Excluded Assets").

        (c) At any time and from time to time after the Closing, at the Buyer's request and without further consideration, the Company shall promptly cooperate in executing and delivering such instruments of sale, transfer, conveyance, name change, assignment and confirmation prepared by the Buyer, and taking such other action, as the Buyer may with commercial reasonableness request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the U.S. Assets, to put the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

     1.2 Sale and Delivery of the Subsidiary Shares. Subject to the terms and conditions of this Agreement, at the Closing, the Company shall sell, convey, assign, transfer and deliver to the Buyer all of the Subsidiary Shares free and clear of all Encumbrances (as defined in Section 2.4), and the Buyer shall purchase, acquire and accept the Subsidiary Shares from the Company. The Subsidiary Shares, together with the U.S. Assets, constitute the assets being sold to the Buyer (collectively, the "Assets").

     1.3 Purchase Price. The "Purchase Price" for the Assets shall be Forty-One Million Seven Hundred Fifty Thousand Dollars ($41,750,000), payable as follows: Thirty-Nine Million Five Hundred Thousand Dollars ($39,500,000) payable in cash and Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) payable in the form of a promissory note in the form attached as Exhibit A hereto (the "Promissory Note"). At the Closing, the Buyer shall pay the cash portion of the Purchase Price by wire transfer of immediately available funds to an account designated by the Company and shall deliver the Promissory Note. The Purchase Price shall be subject to subsequent adjustment as provided in Section 1.7

     1.4  Assumption of Liabilities; Etc.

        (a) At the Closing, the Buyer shall execute and deliver an Instrument of Assumption of Liabilities (the "Buyer's Instrument of Assumption") substantially in the form attached hereto as Exhibit B, pursuant to which it shall assume and agree to perform, pay and discharge the following (collectively, the "Assumed Liabilities"):

           (i) all liabilities and obligations of the Company in respect of the Business of the same kind and nature as those set forth in the Sellers' Financial Information (as defined in Section 2.5) including, without limitation, all accounts payable, accrued expenses, accrued Taxes (as defined in

        Section 2.22(a)(i)) (other than Taxes imposed upon or measured by net income), customer charge backs, discounts, commissions, credits and rebates, customer deposits, amounts owing to any of the Subsidiaries, and other liabilities which shall not have been discharged prior to the Closing Date and which are included in the Closing Date Balance Sheet (as defined in Section 1.7);

           (ii) all obligations of the Company arising from and after the Closing Date under the U.S. Contracts referred to in Section 1.1(a)(iv);

           (iii) all obligations to Continuing Employees (as defined in Section 5.8) solely to the extent expressly assumed under Section 5.8; and

           (iv) all other liabilities, obligations and commitments of the Company pertaining to the Business that are listed on Schedule 1.4(a) attached hereto.

        (b) Subject to Sections 1.4(c) and 1.4(d), the Buyer shall not at the Closing assume or agree to perform, pay or discharge, and the Company shall remain unconditionally liable for, all obligations, liabilities and commitments, fixed or contingent, of the Company other than the Assumed Liabilities. In particular and without limitation, the Buyer shall not assume any liability with respect to Taxes imposed upon or measured by net income, Product Liability, Employment Plans or Employees (each as hereinafter defined), except as otherwise set forth herein.

        (c) Notwithstanding any other provisions of this Agreement, the following obligations, liabilities and commitments of the Company shall be allocated as follows:

           (i) 100% to the Company: all Losses (as defined in Section 9.1) in respect of product liability claims for personal injuries or property damage or other Losses (including without limitation, Losses related to exposure or alleged exposure to any materials contained in such products) ("Product Liabilities") with respect to products shipped or otherwise disposed of by the Company prior to the Closing Date;

           (ii) 100% to the Buyer: all Losses in respect of Product Liabilities with respect to products sold or otherwise disposed of on or after the Closing Date; and

           (iii) as provided in Section 5.8: all obligations and liabilities to Employees (as defined in Section 2.17(a)).

        (d) All material agreements and commitments, whether written, oral or otherwise, which are solely between the Company, on the one hand, and any of the Subsidiaries (excluding agreements solely between and among the Subsidiaries (if any)), on the other hand, are set forth on Schedule 1.4(d)and, except as otherwise expressly provided in such Schedule or elsewhere in this Agreement, all such agreements, etc., whether or not material, shall be terminated and of no further effect, simultaneously with the Closing without any further action or liability on the part of the parties thereto.

     1.5 Allocation of Purchase Price and Assumed Liabilities. The aggregate amount of the Purchase Price and the Assumed Liabilities shall be allocated among the various categories of U.S. Assets, the Subsidiary Shares and the covenant not to compete set forth in Section 10.1 as set forth on Schedule 1.5 attached hereto (the "Allocation Schedule"), subject to subsequent adjustment to the extent required by the calculation of Net Working Capital pursuant to
Section 1.7. The Buyer shall prepare the allocation and submit it to the Company, which shall not withhold its approval unreasonably. The allocation set forth in such Allocation Schedule, shall comply with the rules of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations promulgated thereunder. The Buyer and the Company agree to be bound by the allocation set forth in the Allocation Schedule for all purposes of Tax reporting, including the filing of IRS Form 8594 in accordance with the Allocation Schedule. Neither the Buyer nor the Company shall file a Tax Return or take any position with any Taxing Authority that is inconsistent with the Allocation Schedule.

     1.6 The Closing. The Closing shall take place at the offices of Alston & Bird LLP, 90 Park Avenue, New York, New York 10016, and shall occur on the first business day following the later to occur of (i) the satisfaction and/or waiver of the conditions to close set forth in Sections 7 and 8 of this Agreement, and (ii) the date on which the shareholders of the Company approve the Agreement or on such other date as is mutually agreeable to the Buyer and the Company (the "Closing Date"). The transfer of the Assets by the Company to the Buyer shall be deemed to occur at 9:00 a.m., New York time, on the Closing Date. The parties agree to use commercially reasonable efforts to set the Closing Date on a day within five (5) days of the end of a month. If the Closing Date falls within said five (5) day period, the parties agree to use the month end balance sheet of the Business as the Closing Date Balance Sheet as provided in Section 1.7.

     1.7 Post Closing Adjustment. The parties hereto acknowledge that the Purchase Price assumes that the Assets include net working capital ("Assumed Net Working Capital") of Thirteen Million Eight Hundred Thousand Dollars ($13,800,000). Within 20 days after the calendar month end following the Closing Date, the Company shall prepare and deliver to the Buyer a balance sheet of the Business (reflecting the Assets and the Assumed Liabilities) as of the Closing Date (the "Closing Date Balance Sheet") and a calculation of Net Working Capital, as defined under United States generally accepted accounting principles ("GAAP") (the "Calculation"). The Buyer shall provide access to the books and records of the Business and the services of the accounting personnel of the Business under the direction of the Company in order to facilitate the preparation of the Closing Date Balance Sheet and the Calculation. Except as disclosed on Schedule 2.5(a) or Schedule 2.5(b), the Closing Date Balance Sheet shall be prepared in accordance with GAAP, consistent with the methods used by the Company to prepare its financial statements that have been filed with the Securities and Exchange Commission (the "SEC") and with its "Balance Sheet - Excipients Business" as of March 31, 2002 previously provided to the Buyer. The Buyer and its representatives shall have 20 days to inspect the Closing Date Balance Sheet and the Calculation. If the Buyer disagrees with any items contained in the Closing Date Balance Sheet or the Calculation, then the Buyer and the Company shall have 30 days after the delivery of a notice of objection by the Buyer to come to an agreement as to what the Calculation should have been. If they are unable to agree within such 30-day period, an accounting firm of recognized national standing shall be appointed to resolve the dispute (including, if necessary, auditing the Closing Date Balance Sheet) within 60 days and whose decision shall be final and binding. Promptly upon the determination of the Net Working Capital, if it is more or less than the Assumed Net Working Capital, the Purchase Price shall be increased (dollar-for-dollar) by the amount of any excess amount or reduced (dollar for dollar) by any shortfall amount, as the case may be. Any excess or shortfall determined by such accounting firm shall be paid within two working days of said determination, the excess, if any, to be paid to the Company and the shortfall, if any, to be paid to the Buyer. The parties shall share the fees of the accounting firm in proportion to the ratio that the Net Working Capital as determined by the accounting firm bears to the calculations of the Buyer and the Company, respectively.

2.  Representations and Warranties of the Company

     Except as set forth in one or more Schedules attached hereto, the Company represents and warrants to the Buyer that all of the statements contained in this Section 2 are true as of the date of this Agreement (or, if made as of a specified date, as of such date). For purposes of the representations and warranties of the Company contained herein, disclosure in any of the Schedules attached hereto of any facts or circumstances shall constitute disclosure for purposes of any other Schedule (and therefore the corresponding representation and warranty) if it would be evident on the face of the Schedule to a reader familiar with the Business that such disclosure is applicable. The inclusion of any information in any Schedule attached hereto or other document delivered by the Company pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

     2.1 Organization. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby. Schedule 2.1 attached hereto lists all corporate, partnership, joint venture and other entities in which any Seller holds, directly or indirectly, a 5% or greater interest. Each of the Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own its properties and to carry on its business as now being conducted. Each of the Company and each Subsidiary is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the Business. Copies of the charter, bylaws and other governing instruments of the Company and each of the Subsidiaries, each as amended to date, have been previously delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

     2.2  Capitalization of the Subsidiaries and Title to the Shares.  Schedule
2.2 attached hereto specifies each Subsidiary's jurisdiction of organization and sets forth the number of shares of capital stock authorized and the number of shares outstanding for each Subsidiary. The Company owns (beneficially or of record) all issued and outstanding shares of stock of each Subsidiary. The Company has the right to deliver and sell, or to cause to be delivered and sold, the Subsidiary Shares pursuant to this Agreement. The certificates representing the Subsidiary Shares are free and clear of all Encumbrances (as defined in Section 2.4). All the Subsidiary Shares are duly authorized, validly issued, fully paid and non-assessable. Except as set forth on Schedule 2.2 attached hereto, as of the date hereof (x) there are no shares of capital stock of the Subsidiaries authorized, issued or outstanding, and (y) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Subsidiaries obligating the Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold, any of its shares of capital stock.

     2.3  Authorization.  Except for stockholder approval as contemplated by
Section 5.4, the execution and delivery of this Agreement by the Company, and the agreements provided for herein to which the Company is a party, and the consummation by the Company of all transactions contemplated hereby, have been duly authorized by all requisite corporate action. Upon receipt of stockholder approval, this Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby and thereby to which the Company is a party will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms. The execution, delivery and performance by the Company of this Agreement and the agreements provided for herein, and the consummation by the Company of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both:
(a) violate the provisions of any law, rule or regulation applicable to the Company or any other Seller; (b) violate the provisions of the charter, bylaws or other governing instruments of the Company or any other Seller; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator that names any of the Sellers or is binding on any of the Assets; or
(d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Company or any other Seller pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which the Company or any other Seller is a party or by which the Company or any other Seller or any of their respective properties is or may be bound, except such violations, breaches or defaults which (A) would not, individually or in the aggregate, have a material adverse affect on the Business or on the Company's ability to consummate the transactions contemplated herein or (B) would become applicable as a result of the business or activities in which the Buyer is or proposed to be engaged other than the Business or as a result of any acts or omissions by, or the status of any facts pertaining to, the Buyer or (C) would arise only if any of the consents and approvals listed on Schedule 2.3 attached hereto is not obtained.
Schedule 2.3 attached hereto lists the consents and approvals of third parties that are required in connection with the consummation of the transactions contemplated by this Agreement and identifies, under the heading "Individually Material Consents," those consents and approvals which, if not obtained or if not dealt with in the manner contemplated by the final sentence of Section 5.7, would individually or in the aggregate, have a material adverse effect on the Business or on the Company's ability to consummate the transactions contemplated herein.

     2.4 Ownership of the Assets. Schedule 2.4(i) attached hereto lists all claims, liabilities, liens, pledges, charges and encumbrances affecting the Assets and the assets of the Subsidiaries (collectively, the "Encumbrances") having in each instance a value in excess of $50,000. The Company is, and at the Closing will be, the true and lawful owner of the U.S. Assets, and will have the right to sell and transfer to the Buyer marketable title to the U.S. Assets, free and clear of all Encumbrances of any kind, except for (a) liens for Taxes not yet due and payable or being contested in good faith, (b) Encumbrances that will be released on the Closing Date, (c) such imperfections of title, easements, or other non-financial encumbrances, if any, as are not, individually or in the aggregate, substantial in character, amount or extent and do not materially interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair operation of the Business or (d) Encumbrances set forth on Schedule 2.4(ii) attached hereto (collectively, the "Permitted Encumbrances"). The delivery to the Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest marketable title to the U.S. Assets in the Buyer, free and clear of all Encumbrances of any kind or nature whatsoever, except for the Permitted Encumbrances.

     Schedule 2.4(iii) attached hereto sets forth a description of all the real property owned or leased by any Seller and used in the Business. The Sellers have delivered to the Buyer copies of the most recent title reports and surveys in their possession, if any, related to real property owned by them. Except as set forth in Schedule 2.4(iii) attached hereto, with respect to each parcel of U.S. Real Property and the real property and interests therein, options or similar rights to purchase real property and buildings, structures, facilities, fixtures and other improvements thereon that are owned by the Subsidiaries (the "Non-U.S. Real Property" and, together with the U.S. Real Property, the "Real Property"):

        (i) the identified owner has, or will at Closing have, marketable title to each such parcel, free and clear of Encumbrances, other than Permitted Encumbrances;

        (ii) there are no (A) pending or, to the Company's knowledge, threatened condemnation proceedings relating to any such parcel, or (B) pending or, to the Company's knowledge, threatened litigation or administrative actions relating to any such parcel;

        (iii) there are no leases, subleases, licenses or agreements, written or oral, granting to any party or parties the right of use or occupancy of any material portion of such parcel;

        (iv) there are no outstanding options or rights of first refusal to purchase any such parcel, or any portion thereof or interest therein;

        (v) to the Company's knowledge, all facilities located on such parcel are supplied with utilities adequate for the operation of such facilities; and

        (vi) accurate copies of all deeds, surveys, and title insurance policies, if any, in the Sellers' possession have been delivered to Buyer to enable Buyer to obtain, at its expense, such title insurance and updated surveys as Buyer may wish to obtain.

     2.5  Financial Information.

        (a) Schedule 2.5(a) sets forth financial information with respect to the revenue, costs and expenses and earnings before interest and taxes of the Business for the years ended December 31, 1999, 2000 and 2001 and with respect to assets and liabilities at December 31, 2000 and 2001, and for the 6 months ended June 30, 2002 (collectively, "Financial Information"). The Financial Information presents fairly the financial condition and results of operations of the Business as at the respective dates of and for the periods referred to in such Financial Information, all in accordance with GAAP and the methods used by the Company to prepare its financial statements that have been filed with the SEC, except as noted in Schedule 2.5(a). The Financial Information reflects the consistent application of such accounting principles throughout the periods involved. The Financial Information has been prepared from and is in accordance with the accounting records of Seller, which are true and complete in all material respects, have been maintained in accordance with normal business practices, and accurately and fairly reflect all properties, assets, liabilities, transactions and appropriate accruals of the Business in accordance with GAAP. Except as noted on Schedule 2.5(a), all costs and expenses of any nature whatsoever associated with the ownership and operation of the Business and the Assets have been, in all material respects, fully and properly reflected in the Financial Information, and the Financial Information includes all expenses incurred by or on behalf of the Business that are necessary to operate the Business on a stand-alone basis without benefit of any synergies or cost savings attributable to the Buyer's existing operations ("Stand-Alone Basis"). Except as noted on
     Schedule 2.5(a), the expenses allocated to the Business approximate in all material respects the amounts necessary to operate the Business on a Stand-Alone Basis.

        (b) Schedule 2.5(b) sets forth financial information with respect to the revenues and gross profits of the Business for the seven months ended July 31, 2002 and the eight months ended August 31, 2002 (collectively, "Recent Financial Information"). The Recent Financial Information presents fairly the revenues and gross profits of the Business for the periods referred to in such Recent Financial Information, in accordance with GAAP, except as noted in Schedule 2.5(b). The Recent Financial Information reflects the consistent application of such accounting principles with the Financial Information. The Recent Financial Information has been prepared from and is in accordance with the accounting records of Seller, which are true and complete in all material respects, have been maintained in accordance with normal business practices, and accurately and fairly reflect all transactions and appropriate accruals of the Business in accordance with GAAP, except as noted in Schedule 2.5(b).

     2.6 AstraZeneca Payments. The Company has entered into the agreement with AstraZeneca plc attached hereto as Schedule 2.6, has made the first payment required thereunder (in the amount of $750,000) and shall pay on or before the Closing Date the remaining payments (in the total amount of $2,250,000) required to be paid thereunder.

     2.7 Accounts Receivable. Except as set forth on Schedule 2.7 attached hereto, all accounts receivable of the Business, to the extent uncollected on the date hereof, represent valid obligations owing by the account debtors thereof. Except as set forth on Schedule 2.7, there are no refunds, rights of setoff, discounts or other adjustments payable in respect of any of the accounts receivable of the Business.

     2.8 Absence of Undisclosed Liabilities. Except as and to the extent (a) reflected and reserved against in the Financial Information or not required to be reflected therein in accordance with GAAP, (b) set forth on Schedule 2.8 attached hereto, (c) incurred in the ordinary course of business after the date of the Financial Information or (d) allocated between the Company and the Buyer pursuant to Section 1.4(c), to the Company's knowledge no Seller (individually) has, nor do the Sellers (in the aggregate) have, any material liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, affecting the Assets. No Seller sells Inventory (as defined in Section 2.11) pursuant to an agreement or arrangement which obligates the Seller to accept such Inventory for return (except for failure to conform to the applicable warranties).

     2.9 Litigation. Except as set forth on Schedule 2.9 attached hereto, no Seller is a party to, or to the Company's knowledge threatened with the assertion of, and none of the Assets is subject to, any material litigation, suit, action, investigation, proceeding or controversy before any court, administrative agency or other governmental authority materially relating to or affecting the Assets or the Business. To the Company's knowledge, no Seller is in violation of or in default with respect to any judgment, order, writ, injunction, decree or rule of any court, administrative agency or governmental authority or any regulation of any administrative agency or governmental authority which names any Seller materially relating to or affecting the Assets or the Business.

     2.10 Insurance. A list of all of all material fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies currently insuring the Assets or the Business have been previously been delivered to the Buyer. Buyer acknowledges and agrees that effective with the Closing all insurance policies covering the Business and the Assets owned by the Company and the Subsidiaries shall terminate and no further liability shall arise to the insurers under any of such policies which are claims-made policies.

     2.11 Inventory. Schedule 2.11 attached hereto lists the inventories, finished goods, work in process, raw materials, packaging materials and similar items pertaining to the Business owned by any Seller (the "Inventory") by category, as of a date not more than 30 days prior to the date hereof, which Schedule has been prepared on a Seller-by-Seller basis, including a general description, quantity and cost of such Inventory. All Inventory is properly labeled, is located at the Company's places of business or is in transit, was acquired in the ordinary course of business, is not the subject of any consignment arrangement, and at time of Closing appeared to Sellers to be of good and merchantable quality, useable or saleable in the ordinary course of business, without markdown, and appeared to Sellers to be not obsolete.

     2.12 Fixed Assets. Schedule 2.12 attached hereto lists (a) all Fixed Assets (as defined below) having an acquisition cost of $25,000 or more and (b) all categories of Fixed Assets (on a Seller-by-Seller basis) as of the date hereof, including a description and the book value of each such category. "Fixed Assets" shall mean the U.S. Fixed Assets, and the equipment, furniture, leasehold improvements and construction in progress owned by the Subsidiaries on the Closing Date (the "Non-U.S. Fixed Assets"). The Fixed Assets are being sold on an "as is, where is" basis except that, unless otherwise indicated on
Schedule 2.12, all material structures and all pieces of machinery and equipment having an acquisition cost of $100,000 or more included in the Fixed Assets are operational and usable for the purposes for which they are currently used and together are adequate for the conduct of the Business, as currently conducted.

     2.13 Leases. Schedule 2.13 attached hereto sets forth a list as of the date hereof of all leases relating to the Business to which any Seller is a party (the "Leases"), other than leases with annual lease payments of less than $15,000, identifying separately each Lease. Except as set forth on Schedule 2.13, the Company does not lease any real property other than space in public warehouses in connection with the conduct of the Business. Copies of the Leases, and all material amendments and supplemental agreements thereto, have previously been delivered by the Company to the Buyer. To the Company's knowledge, and assuming due authorization and execution of such Leases by parties other than the Sellers, the Leases are in full force and effect, are binding and enforceable against each of the parties thereto in accordance with their respective terms and have not been modified or amended since the date of delivery to the Buyer. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder, which was not cured during any applicable cure period. To the Company's knowledge, there has not occurred any event which would constitute a material breach of or material default in the performance of any material covenant, agreement or condition contained in any Lease, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a material breach or material default. Except as set forth on Schedule 2.13, no Lease has been assigned and no space leased under any Lease has been subleased.

     2.14  Change in Financial Condition and Assets.  Except as set forth on
Schedule 2.14 attached hereto, since December 31, 2001) there has been no transaction or occurrence relating to the Business in which any of the Sellers has:

        (a) suffered any material adverse change in the Business, Liabilities, Assets or earnings;

        (b) written down or written up the value of any material Inventory, or determined as collectible any accounts receivable or portion thereof previously considered to be uncollectible;

        (c) canceled any material debts or waived any material claims or rights;

        (d) disposed of or permitted to lapse any right to the use of any material item of Intellectual Property or disposed of or, to the Company's knowledge, disclosed to any Person not authorized to have such information any material item of Intellectual Property not previously a matter of public knowledge or existing in the public domain;

        (e) sold, transferred or otherwise disposed of any of the material Assets or material assets which would constitute Assets if still owned by any of the Sellers (including Inventory) except in the ordinary course of business consistent with past practice;

        (f) suffered any casualty loss or damage in excess of $50,000 in the aggregate (whether or not insured against);

        (g) disposed of any material financial or other records pertaining to the Business other than records older than 3 years old;

        (h) paid any claims other than in the ordinary course of business and not exceeding $50,000 in the aggregate;

        (i) breached any agreement or taken any action or failed to take any action which, with notice and the passage of time, would constitute a breach of any material agreement or a breach of any representation or covenant of Sellers contained in this Agreement;

        (j) since June 30, 2002, taken any other action which is not either in the ordinary course of business and consistent with past practice or provided for in this Agreement;

        (k) entered into any collective bargaining or labor agreement (oral or written) or experienced any organized slowdown, work interruption, strike, or work stoppage; or

        (l) agreed, so as to legally bind any of Sellers, whether in writing or otherwise, to take any of the actions set forth in this Section 2.14 and not otherwise permitted by this Agreement.

     2.15  Contracts.

        (a) Schedule 2.15(a)(i) attached hereto lists and describes all U.S. Contracts and Schedule 2.15(a)(ii) attached hereto lists and describes all those contracts, agreements, licenses and other instruments to which the Subsidiaries are party (the "Non-U.S. Contracts" and, together with the U.S. Contracts, the "Contracts"), except (in each case and to the extent entered into in the ordinary course of business) Contracts for (i) orders or agreements for the purchase of raw materials or supplies used in the manufacture of the products of the Business, or supplies or services to be used in the ordinary course of business, in each case with a remaining balance of $50,000 or less and a remaining term of six months or less; (ii) orders or agreements from customers for the purchase of products of the Business, in each case with a remaining balance of $50,000 or less and a remaining term of six months or less; (iii) agreements for the maintenance of the facilities of the Business or any part thereof or any equipment of the Business, in each case with a remaining balance of $50,000 or less and a remaining term of six months or less; (iv) standard form employment or confidentiality agreements (provided they do not contain non-solicitation or non-competition provisions or provisions granting special severance benefits or a fixed term of employment); (v) non-hazardous waste disposal agreements which are terminable on two months' notice or less; (vi) confidentiality agreements with customers of the Business relating to confidential information disclosed by the parties thereto, which shall not include agreements containing non-solicitation or non-compete provisions; and (vii) license and maintenance agreements for standard, off-the-shelf computer software.

        (b) Except as set forth on Schedule 2.15(b) attached hereto:

           (i) each Contract is a valid and binding agreement of the applicable Seller, enforceable against such Seller in accordance with its terms, and the Company does not have any knowledge that any Contract is not a valid and binding agreement of the other parties thereto;

           (ii) to the Company's knowledge, each Seller has fulfilled all material obligations required pursuant to the Contracts to have been performed by such Seller on its part prior to the date hereof;

           (iii) to the Company's knowledge, no Seller is in material breach of or default under any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a material default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto;

           (iv) to the Company's knowledge, there is no existing material breach or material default by any other party to any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute a material default by such other party, result in a loss of rights or result in the creation of any material lien, charge or encumbrance thereunder or pursuant thereto; and

           (v) no Seller is materially restricted by any Contract from carrying on the Business anywhere in the world.

        (c) Except as set forth on Schedule 2.3 attached hereto or Schedule 2.15(c) attached hereto, the continuation, validity and effectiveness of each Contract will not be materially and adversely affected by the transfer thereof to Buyer under this Agreement, and all such Contracts are assignable to Buyer without the consent of any other party.

        (d) Copies of all Contracts referred to in Schedule 2.15(a)(i) attached hereto and Schedule 2.15(a)(ii) attached hereto have previously been delivered or made available by the Company to the Buyer.

     2.16 Compliance with Agreements and Laws. Except as set forth on Schedule 2.16, to the Company's knowledge, each Seller has all requisite licenses, permits and certificates (excluding environmental, health and safety permits) from federal, state, foreign and local authorities necessary to conduct the Business and own and operate the Assets, other than those the failure to obtain which could not have a material adverse effect on any Seller or its properties (collectively, the "Permits"), and all Permits are in full force and effect and not scheduled to expire for at least 3 months from the date hereof. Schedule 2.16(i) attached hereto lists all such Permits, copies of which have previously been delivered by the Company to the Buyer. Except as set forth on Schedule 2.16(ii) attached hereto, to the Company's knowledge, the Business of each Seller does not violate in any material respect any federal, state, local or foreign laws, regulations or orders the enforcement of which would have a material and adverse effect on the operation of the Business by the Buyer. The foregoing representations and warranties shall not extend to any matters as to which liability has been allocated between the Company and the Buyer pursuant to
Section 1.4(c). To the knowledge of the Company, except as set forth on Schedule 2.16(i), all the Permits can be assigned to Buyer without consent of or notice to the issuing authority.

     2.17  Employee Relations.

        (a) To the Company's knowledge, as it relates to employees of any Seller who work primarily in or for the Business ("Employees"), each Seller is in material compliance with all federal, state, foreign and municipal laws and regulations (and their foreign equivalents) respecting employment and employment practices, terms and conditions of employment, immigration, wages and hours, and statutory benefit requirements, including, but not limited to, social security and its foreign equivalents; no Seller is engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes (or their foreign equivalents).

        (b) To the Company's knowledge, with respect to the Business, except as set forth on Schedule 2.17(b) attached hereto, within the last five years:

           (i) none of the Employees is or has been represented by any labor union;

           (ii) there is not and has not been any unfair labor practice complaint threatened or pending against any Seller before the National Labor Relations Board or any state, foreign or local agency;

           (iii) there is not and has not been any pending or threatened labor strike or other material labor trouble affecting any Seller (including, without limitation, any organizational drive);

           (iv) there is not and has not been any labor grievance pending against any Seller;

           (v) there is not and has not been any pending or threatened representation question respecting the Employees; and

           (vi) there is not and have not been any pending or threatened arbitration proceedings arising out of or under any collective bargaining agreement to which any Seller is a party, or any basis for which a claim may be made under any collective bargaining agreement to which any Seller is a party.

        (c) Schedule 2.17(c) attached hereto lists (i) the material employee benefits generally provided by each Seller to its Employees and all written contracts or agreements and a description of all oral contracts and agreements between each Seller and its Employees, independent contractors and consultants, (ii) each Seller's current payroll, including the job descriptions and salary or wage or commission rates of each of its Employees, showing separately for each such person the amounts paid or payable as salary, commission and bonus payments for the year ending December 31, 2001, as well as the current salary, commission rate and target bonus of each such person and
     (iii) each independent contractor or consultant providing services to a Seller in connection with the Business and a description of the services and the terms of payment for each such independent contractor or consultant. Schedule 2.17(c) also sets forth the vacation policy applicable to each Seller as well as a complete and accurate list of the following information for each Employee of the Sellers: name, job title, employer, department, vacation accrued and years of service. Except as disclosed on
     Schedule 2.17(c), the employment of each Employee and the engagement of each independent contractor or consultant of the Sellers is terminable at will without any penalty, liability, severance or statutory termination obligation incurred by any Seller. Except as disclosed on Schedule 2.17(c), no Seller will owe any amounts to any of its Employees, consultants, or independent contractors as of the Closing Date relating to the Business, including amounts incurred for any wages, bonuses, fees, commissions, vacation pay, sick leave, contract notice periods, change of control payments, severance or statutory termination obligations.

        (d) No Seller (with respect to the Business) has experienced a "plant closing" or "mass layoff" within the meaning of the Worker Adjustment Retraining and Notification Act (the "WARN Act") or any comparable employment action under any state or foreign law similar to WARN, and Sellers shall provide Buyer, upon request, with such information as Buyer shall reasonably deem necessary to determine Buyer's potential WARN liability or obligations. Except as disclosed on Schedule 2.17(d), none of the Sellers' Employees has suffered an "employment loss" (as defined in the WARN Act) within six months prior to the Closing Date.

        (e) To the Company's knowledge, the Sellers are in material compliance with all federal and foreign immigration laws and regulations. The Company, upon the request of Buyer, will make available to Buyer prior to the Closing Date Employees' (as defined in Section 5.8) Form I-9 and all associated records.

     2.18 Suppliers. Schedule 2.18 attached hereto lists the names and addresses of each of the (a) top ten suppliers of the Sellers by purchase volume of goods primarily for the Business and (b) suppliers of distributed products, for the fiscal year ended December 31, 2001 and for the eight month period ending August 31, 2002, together with the aggregate amount of such purchases during such periods divided by supplier and product. Except as set forth in
Schedule 2.18, none of such suppliers has given notice to any Seller that it intends to discontinue or reduce its relationship with the Sellers or official notice that it will only do future business at higher prices and, to the Company's knowledge, none of such suppliers intends to discontinue its relationship with the Sellers, although none (except for those listed on Schedule 2.3 attached hereto under the heading "Individually Material Consents") has been asked about its intentions to do business with the Buyer, and there are no suppliers of raw materials to the Business for which there are not adequate alternative suppliers of such raw materials on commercially reasonable terms.

     2.19 Customers. Schedule 2.19(a) attached hereto lists the names and addresses of each customer of the Sellers which accounted for more than $10,000 of sales by the Sellers primarily for the Business for the fiscal year ended December 31, 2001 and for the 8 month period ending August 31, 2002 (but not the actual amount of such sales). The financial information the Company has provided to Buyer's adviser, Eisner LLP, in connection with its financial analysis of customers with respect to the ten largest customers by purchase volume is complete and correct. Except as set forth on Schedule 2.19(b), none of such ten largest customers has given notice to any Seller that it intends to discontinue its relationship with the Sellers or official notice that it will only do future business at lower prices and, to the Company's knowledge, none of the customers intends to discontinue or reduce its relationship with the Sellers, although none (except for those listed on Schedule 2.3 attached hereto under the heading "Individually Material Consents") has been asked about its intentions to do business with the Buyer. Except as set forth on Schedule 2.19(c) attached hereto, the Sellers have not received prepayments or deposits of more than $10,000 from any customer or more than $100,000 in the aggregate for products to be shipped, or services to be performed, at a later date.

     2.20  Intangible Property.

        (a) Schedule 2.20(a) attached hereto lists and, where appropriate, describes, all categories and material items of U.S. Intangible Property and the Subsidiaries' right, title and interest in and to intangible property rights, including but not limited to inventions, discoveries, trade secrets, processes, formulas, United States and foreign patents, patent applications, trade names, trademarks, trademark registrations, applications for trademark registrations, copyrights, copyright registrations, owned or, where not owned, used by the Subsidiaries and licenses and other agreements to which the Subsidiaries are party (as licensor or licensee) or by which the Subsidiaries are bound relating to any of the foregoing kinds of property or rights to any "know-how" or disclosure or use of ideas (collectively, the "Non-U.S. Intangible Property" and, together with the U.S. Intangible Property, the "Intangible Property"). Copies of all material licenses and other agreements relating to the Intangible Property have been previously delivered by the Company to the Buyer.

        (b) To the Company's knowledge, except as otherwise disclosed in
     Schedule 2.20(b) attached hereto, without material exception, (i) the Sellers are the owners or licensees of all Intangible Property (as disclosed on such Schedule); (ii) the Intangible Property owned by the Sellers is sufficient to conduct the Business in all material respects as currently conducted and, when transferred to the Buyer pursuant to this Agreement, will be sufficient to permit the Buyer to conduct the Business in all material respects as currently conducted by the Sellers; (iii) the Sellers have received no notice of, and there is no basis for, a claim against any of them that any of their operations, activities, products or publications related to the Business infringes any patent, trademark, trade name, copyright or other property right of a third party, or that any of them is illegally using the trade secrets, formulae or any property rights of others; and (iv) no Seller has any disputes with or claims against any third party for infringement by such third party of any trade name or other Intangible Property of any Seller.

        (c) To the Company's knowledge, no use by any of the Sellers of any Intangible Property licensed to it materially violates the terms of any Contract pursuant to which it is licensed. No litigation is pending, or to the Company's knowledge, threatened, which alleges that any Intangible Property owned or licensed by a Seller or which a Seller otherwise has the right to use is invalid or unenforceable by a Seller, nor is any Seller aware of any such litigation that is unasserted, but the assertion of which is foreseeable. Except as set forth on Schedule 2.20(c), no Seller manufactures products in connection with the Business which are the subject of patents, patent applications, copyrights, copyright applications, trademarks, trademark applications, trade styles, service marks, or trade secrets owned by but not licensed from third parties. Except as shown on
     Schedule 2.20(c), no royalties or fees are payable by a Seller to anyone for use of the Intangible Property. All Contracts pursuant to which a Seller has any license or right to use any Intangible Property are in full force and effect and there are no existing material defaults, and the execution of this Agreement will not cause any Seller to be in violation or default under any such Contract. No Seller has received any notice that the manufacture, use, or sale by such Seller of its products in connection with the Business, or any component or part thereof, nor any manufacturing operation or machinery employed by Seller in connection therewith, violates or infringes upon any claims of any United States or foreign patent or patent application owned or held by any third party, nor is Seller aware of any unasserted Litigation the assertion of which is foreseeable. All Intangible Property and Contracts related thereto are fully assignable to the Buyer without the consent of any third party except as shown on
     Schedule 2.20(c). Each Seller has taken all reasonable steps to maintain the confidentiality of the Intangible Property and knows of no Intangible Property which has been misappropriated since December 31, 1999.

     2.21  Employee Benefit Plans.

        (a) Except as listed on Schedule 2.21(a) attached hereto, none of the Sellers now has or contributes to or participates in or has any liability under any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which covers Employees, including without limitation any multiemployer pension plan as defined in
     Section 4001(a)(3) of ERISA.

        (b) Schedule 2.21(b)(i) attached hereto sets forth a true and complete list of all pension, profit sharing, retirement, deferred compensation, insurance, health and welfare, flexible spending account, cafeteria plan, disability, stock option, stock purchase, stock appreciation, phantom stock or other equity-based, incentive, bonus, vacation pay, severance pay, termination indemnity, retention, change of control and other similar formal or informal, oral or written, plans, programs, payroll practices and agreements, relating to any Employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries related to the Business by any Seller or by any other member of any controlled group of corporations, group of trades or businesses under common control, or affiliated service group (as defined for purposes of Section 414(b), (c), (m) and (o), respectively, of the Code (an "ERISA Affiliate"), whether or not covered under ERISA (the "Employee Plans") and, except as set forth on Schedule 2.21(b)(ii) attached hereto, no Seller or ERISA Affiliate has any obligations, contingent or otherwise, past or present, under applicable federal or foreign law or the terms of any Employee Plan which could be imposed upon Buyer. Seller has provided to Buyer true, complete and correct copies of (i) each Employee Plan (or, in the case of any unwritten Employee Plan, a description of its material terms), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Employee Plan (if any such report was required), (iii) the most recent summary plan description for each Employee Plan for which such a summary plan description is required, (iv) the most recent financial statements for each Employee Plan for which such statements are required, and (v) any trust agreement or other funding or financial documents for any Employee Plan.

        (c) With the exception of the Penwest Pharmaceuticals Co. Savings Plan (the "Company's 401(k) Plan") and except as disclosed on Schedule 2.21(c)attached hereto, no Seller maintains, sponsors or contributes to currently or, within the past five years has maintained, sponsored or contributed to, a defined benefit pension plan, defined contribution plan, termination indemnity plan or any other employee pension benefit plan (whether funded or unfunded) covering any Employees.

        (d) The Company's 401(k) Plan is qualified under Code sections 401(a) and 401(k) and its attendant trust is exempt from taxation under Code section 501(a). A copy of the most recent determination letter issued by the IRS (and any pending application for a determination letter) in connection with the 401(k) Plan has been provided to Buyer.

        (e) Each Employee Plan has been administered in accordance with its terms in all material respects and in material compliance with all applicable laws and regulations (including, where applicable, ERISA and the Code).

        (f) Except as set forth on Schedule 2.21(f) attached hereto, all contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the Closing Date, have been discharged and paid on or prior to the Closing Date or otherwise properly provided for in the consolidated financial statements or financial records of the Sellers to the extent required by GAAP.

        (g) No liability under Title IV of ERISA has been or is expected to be incurred by the Company or its ERISA Affiliates and no event has occurred that could reasonably result in material liability under Title IV of ERISA being incurred by the Company or its ERISA Affiliates with respect to any ongoing, frozen, or terminated plan of the Company or of any ERISA Affiliate and no other liability under Title IV of ERISA can be imposed on the Buyer as a result of the transactions contemplated by this Agreement. There has been no "reportable event," within the meaning of ERISA Section 4043 for which the 30-day reporting requirement has not been waived by any ongoing, frozen, or terminated single employer plan of the Company or of an ERISA Affiliate.

        (h) Except as set forth on Schedule 2.21(h) attached hereto, no Seller has any liability for retiree health and life benefits under any of the Employee Plans and there are no restrictions on the rights of such Seller to amend or terminate any such retiree health or benefit plan without incurring any liability thereunder except to the extent required under Part 6 of Subtitle B of Title I of ERISA or Code Section 4980B or other similar law. No material Tax under Code Sections 4980B or 5000 has been incurred with respect to any Employee Plan and no circumstance exists which could reasonably be expected to give rise to such Taxes.

        (i) Except as set forth on Schedule 2.21(i) attached hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, termination indemnity, unemployment compensation, golden parachute, or otherwise) becoming due to any director, any Employee or any independent contractor of any Seller from any Seller under any Employee Plan or otherwise, (ii) increase any benefits otherwise payable under any Employee Plan or otherwise, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

        (j) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of current and former Employees and current and former independent contractors related to the Business of any Seller and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans, have been fully reflected on the Seller's Financial Information to the extent required by and in accordance with GAAP.

        (k) All individuals who render services in connection with the Business to any Seller and who are authorized to participate in an Employee Plan pursuant to the terms of such Employee Plan are in fact eligible to and authorized to participate in such Employee Plan. All individuals participating in (or eligible to participate in) any Employee Plan are common-law employees (and not independent contractors) of a Seller.

        (l) Neither the Sellers nor any of its ERISA Affiliates has had an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).

        (m) Without limiting the foregoing provisions of this Section 2.21, except as disclosed in Schedule 2.21(m) attached hereto, with respect to each Employee Plan maintained outside the United States which is mandated by a government other than that of the United States or subject to foreign law (collectively, the "Foreign Benefit Plans"), (i) the terms of each Foreign Benefit Plan and the manner in which it is and has been administered in operation are in compliance with all applicable laws of the jurisdiction in which such Foreign Benefit Plan is maintained, (ii) each Foreign Benefit Plan which is required to be registered with or submitted to a foreign regulatory authority for tax qualification or other approval has been so registered or submitted to and each such plan has received such approval, and the Company is not aware of any circumstances likely to result in revocation of any such registration or approval, (iii) all contributions to each Foreign Benefit Plan required to be made through the Closing Date or required to be made with respect to a period prior to the Closing Date have been or shall be made by a Seller or, if applicable, shall be accrued in accordance with applicable international accounting practices, and (iv) for any Foreign Benefit Plan which, under the laws of the applicable foreign jurisdiction, is required to be funded, the fair market value of such Foreign Benefit Plan's assets equals or exceeds the present value of all benefits (whether vested or not) accrued to date by all present and former participants in such Foreign Benefit Plan or such Foreign Benefit Plan is fully insured, in each case based upon generally accepted local accounting and actuarial practice and procedure.

     2.22  U.S. Tax Matters.

        (a) As used in this Agreement the following terms shall have the following meanings:

           (i) "Tax Returns" means all reports and returns required to be filed on or before the Closing Date, whether filed on separate, consolidated, or combined basis; and

           (ii) "Taxes" means all federal, state, or local gross or net income, gross or net receipts, windfall profits, severance, property, ad valorem, real estate, capital property (tangible or intangible), productions, sales use, value added, stamp, duty, business transfer, wealth, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the Business, together with any interest, additions or penalties.

        (b) The Sellers have filed all material Tax Returns required to be filed by them with respect to the Business. All such Tax Returns with respect to the Business were correct and complete in all material respects. All Taxes owed by the Sellers have been paid. No claim has been made by an authority in a jurisdiction where any of the Sellers conducts the Business and does not file Tax Returns that it is, or may be, subject to taxation by that jurisdiction based on the conduct of the Business.

        (c) Each of the Sellers has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or third party with respect to the Business.

        (d) There is no dispute or claim concerning any Tax liability of any of the Sellers claimed or raised by any authority in writing, nor to the knowledge of the Company is there any potential dispute or claim concerning any Tax liability of the Sellers. None of the Sellers has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     2.23 Environmental Matters. For the purpose of this Agreement, the following terms shall, unless the context clearly requires otherwise, have the respective meanings set forth below.

     "Environmental Liabilities" means any notice, claim, demand, action, suit, inquiry, proceeding, or investigation under Environmental Law by any third-party and/or by any federal, state or regulatory entity, incident to (i) the ownership, operation or use of any site or facility by any of the Sellers or any predecessor thereof on or prior to the Closing Date for the storage, treatment, generation, transportation, processing, handling, production or disposal, of any Hazardous Material (hereinafter defined), or as a landfill or other waste disposal site or the Release of any Hazardous Material to the environment prior to the Closing Date at such sites; (ii) human exposure to any Hazardous Material, noises, vibrations or nuisances of whatever kind to the extent the same arise from the condition of the ownership, operation, use, sale, transfer or conveyance thereof by any of the Sellers or any predecessor thereof on or prior to the Closing Date; (iii) a violation of any applicable Environmental Law or non-compliance with any environmental permit relating to the ownership, operation or use of any site or facility by the Sellers or any predecessor thereof on or prior to the Closing Date; or (iv) any requests for information, notices of claim, demand letters or other notification received by the Buyer after the Closing Date from any federal, state or local regulatory entity in connection with any investigation or clean-up of hazardous or polluting substances or Release sent directly or indirectly by the Sellers or any predecessor thereof on or prior to the Closing Date to any site listed or formally proposed for listing on the National Priority List ("NPL") promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") or to any site listed on any state list of hazardous substances sites requiring investigation or clean-up.

     "Environmental Laws" means any and all federal, state, local and foreign laws, rules or regulations, and any orders or decrees in effect as of the Closing relating to the regulation or protection of the natural environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

     "Environmental Representations" means the representations and warranties set forth in this Section 2.23.

     "Hazardous Materials" means, collectively, (a) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could reasonably become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls (PCBs), and (b) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "toxic substances", "toxic pollutants", "contaminants" or "pollutants" under any Environmental Law.

     "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the ambient environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

     "Remedial Activities" means environmental assessment or remediation activities required by Environmental Laws.

     "Seller Site" means any site or facility previously owned, operated or leased by any of the Sellers or any predecessor thereof.

     Except as set forth in Schedule 2.23 attached hereto:

        (a) the Sellers have all environmental, health and safety permits, licenses and other authorizations (collectively, "Permits") required under applicable Environmental Laws in connection with the operation of the Business and Assets as currently operated other than those which the failure to obtain could not reasonably be expected to have a material adverse effect on the Business. Each of the Permits is in full force and effect. The Business of each Seller is in material compliance with the applicable terms and conditions of the Permits and in material compliance with all other Environmental Laws;

        (b) no pending notice, notification, demand, request for information, citation, summons or order has been issued, no lawsuit has been filed, no penalty assessments or demands been assessed and no investigation is pending or, to the knowledge of the Company, threatened against any Seller by any governmental entity, with respect to compliance with or any alleged violation of any Environmental Law in connection with the operation of the Business or Assets;

        (c) the Sellers do not own, operate or lease a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act of 1976, as amended, or under any comparable state, local or foreign statute;

        (d) to the Company's knowledge, no polychlorinated biphenyls ("PCBs") are present at any site now owned, operated or leased by any of the Sellers or have been present at a Seller Site;

        (e) to the Company's knowledge, no friable asbestos or friable asbestos-containing material is present at any Seller Site;

        (f) to the Company's knowledge, there are no underground storage tanks or surface impoundments for Hazardous Materials, active or abandoned, at any Seller Site;

        (g) no Hazardous Materials are being Released at, on or under any Seller Site or have been Released at, on or under any Seller Site (except as may be allowed by permit) and, to the Company's knowledge, none of the Seller Sites are adversely affected by any Release or disposal of Hazardous Materials originating or emanating from any other property;

        (h) to the Company's knowledge, none of the Sellers has transported or arranged for the transportation of any Hazardous Material to any location that is the subject of Federal, state, local or foreign enforcement actions or other investigations that may lead to Environmental Liabilities against any of Sellers or the Buyer;

        (i) to the Company's knowledge, all toxic or hazardous wastes currently or previously generated by the Sellers or any of them or any predecessor thereof in connection with the Business and delivered to a transporter or carrier have been handled and delivered to duly authorized and licensed carriers authorized to handle and transport such wastes by the governmental agency with jurisdiction thereof;

        (j) no oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of the Sellers and, to the Seller's knowledge, no Seller Site is listed or proposed for listing on the NPL, CERCLIS or any similar state or foreign list of sites requiring investigation or clean-up;

        (k) no liens have arisen under or pursuant to any Environmental Laws on any Seller Site, and, to the Seller's knowledge, no government action has been taken or is in process that could subject any such Seller Site to such liens;

        (l) no "jurisdictional wetlands" as defined for purposes of Section 404 of the Clean Water Act are located within any portion of the property owned, leased or operated by any of the Sellers;

        (m) none of the Seller Sites is subject to, and the Company has no knowledge of, any imminent restriction on the ownership, occupancy, use or transferability thereof (i) arising under any Environmental Law or (ii) in connection with any Release, threatened Release, or disposal of a Hazardous Material;

        (n) all activities conducted by a Seller pertaining to methane extraction have been successfully completed and no sampling and/or monitoring of any methane extraction system is required at Company's Cedar Rapids, Iowa facility;

        (o) without material exception, the Sellers have provided to the Buyer copies of all Phase 1 environmental reports conducted in relation to any Seller Site.

        (p) as to any Seller Site not located in the United States, the representations and warranties set forth in this Section 2.23 shall apply with respect to equivalent laws and regulations in effect in those jurisdictions.

     The Company's representations and warranties as to environmental matters are only those contained in this Section 2.23. Other representations and warranties, including, without limitation, those contained in Sections 2.9 and 2.16, do not apply to environmental matters.

     2.24  Special Transactions.

        (a) None of the Sellers has made any gift or contribution to or on behalf of or at the direction of any employee of any supplier, customer, union or governmental agency related to the Business.

        (b) Except as specifically disclosed, none of Sellers' sales in connection with the Business are sales to affiliates or related parties. None of the Sellers' business relationships in connection with the Business are dependent on relationships with family members, whether such family membership is based on consanguinity or marriage.

     2.25 Certain Affiliated Transactions. Except as set forth in Schedule 2.25(i) attached hereto, no portion of the Business is conducted by any shareholder, director, officer or employee of any of the Sellers (in contrast to being conducted by the Sellers) and all of the assets necessary for or used by the Sellers in the conduct of the Business as presently conducted are owned by the Sellers or leased from entities in which no shareholder, director, officer or employee (or any family member thereof or trust therefor) directly or indirectly participates other than as a shareholder in a publicly held company in which he or she owns less than five percent (5%) (collectively, "Permitted Entities"). Schedule 2.25(ii) lists all contracts relating to the Business between any Seller, on the one hand, and any of its officers, directors or employees or any entity other than a Permitted Entity.

     2.26 Disclosure. To the Company's knowledge, no representation or warranty by any of the Sellers in this Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading. No statement with respect to the Assets and the Business in any document filed by any Seller pursuant to the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act") contained, at the time it was made, any untrue statement of a material fact or omitted to state a material fact required to be stated in such document or necessary in order to make the statements in such document, in light of the circumstances under which they were made, not misleading (except as subsequently corrected or superseded by subsequently filed disclosures). None of the information supplied or to be supplied by any Seller for inclusion in the Proxy Statement (as defined in Section 5.4) to be mailed to the Company's shareholders (the "Company Shareholders") in connection with the Special Meeting (as defined in Section 5.4), and any other documents to be filed by the Company thereof with the SEC or any other regulatory or governmental authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the Company Shareholders, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Special Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Special Meeting.

3.  Representations of the Buyer

     The Buyer represents and warrants to the Company that all of the statements contained in this Section 3 are true as of the date of this Agreement.

     3.1 Organization and Authority. The Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of Germany and has requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Buyer has full power to execute and deliver this Agreement, the Promissory Note and the Buyer's Instrument of Assumption and to consummate the transactions contemplated hereby and thereby. Certified copies of the charter documents of the Buyer, as amended to date, have been previously delivered to the Company, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

     3.2 Authorization. The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein to which the Buyer is a party (including, without limitation, the Promissory Note) and the consummation by the Buyer of all transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby and thereby constitute the valid and legally binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer's charter documents; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which it or its properties is a party or by which the Buyer is or may be bound. No consents and approvals of third parties are required in connection with the consummation by the Buyer of the transactions contemplated by this Agreement.

     3.3 Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Buyer and which are necessary for the consummation of the transactions contemplated by this Agreement have been obtained and satisfied, except for those to be obtained in accordance with Section 5.6.

     3.4 Financial Capacity. The Buyer has the financial capacity to consummate the transactions contemplated by this Agreement, including the payment of the Purchase Price and any adjustments thereto pursuant to Section
1.7. The Buyer's obligations pursuant to this Agreement are not conditioned upon its obtaining any financing. The Buyer currently contemplates borrowing up to $31.5 million for this purpose, but its failure to make such borrowings will not excuse it from its obligations under this Agreement, including its obligation to purchase the Assets.

     3.5 Disclosure. To the Buyer's knowledge, no representation or warranty by the Buyer in this Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant hereto, or any statement in any document filed by the Buyer pursuant to the Exchange Act, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading. The Buyer shall use commercially reasonable efforts to ensure that none of the information supplied or to be supplied by Buyer for inclusion in the Proxy Statement to be mailed to the Company

Shareholders in connection with the Special Meeting, and any other documents to be filed by the Company with the SEC or any other regulatory or governmental authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the Company Shareholders, contain any untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Special Meeting, contain any untrue statement of a material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Special Meeting. Notwithstanding the foregoing, the Buyer shall not be required to provide any information which has been consistently treated by it as proprietary and confidential, except to the extent required by applicable Proxy Rules (as defined in Section 5.4(c)) or requested by the staff of the SEC.

     3.6 Reliance. In entering into this Agreement, Buyer acknowledges that it has relied solely upon the representations and warranties of the Company specifically referred to in Section 2 of this Agreement. Buyer acknowledges that it did not rely on the document entitled "The Excipients Business of Penwest Pharmaceuticals Co." heretofore provided to Buyer by Banc of America Securities LLC relating to the Sellers and the Business or the financial estimates and projections contained therein. The Buyer has conducted, to the extent it deemed appropriate and sufficient, its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Sellers. Buyer acknowledges that it and its representatives have been provided sufficient access to the personnel, properties, premises and records of the Sellers for such purpose. No such investigation, review or analysis, whether prior to or after the date hereof, shall detract from the validity or enforceability of Seller's representations and warranties set forth herein except if and to the extent that Buyer has actual knowledge that a representation or warranty made by the Company is false or incomplete on the date hereof.

4.  Access to Information; Public Announcements

     4.1  Access to Management, Properties and Records.

        (a) Subject to applicable law, from the date of this Agreement until the Closing Date, the Company shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer access upon reasonable notice, during normal business hours, in cooperation with the Company's personnel, and without disruption of the Company's business operations to all relevant management personnel, offices, properties, books and records of the Sellers, so that the Buyer may have an opportunity to make such investigation as it shall reasonably desire to make of the Business and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records at its expense. The Company shall furnish to the Buyer such financial and operating data and other information as to the Assets and the Business of the Sellers as the Buyer shall reasonably request.

        (b) If reasonably so requested by the Buyer, the Company shall authorize the release to the Buyer of copies of all files pertaining to the Assets or the Business held by any federal, state, county or local authorities, agencies or instrumentalities.

     4.2 Confidentiality. The provisions of the Confidentiality Agreement, dated May 16, 2002 (the "Confidentiality Agreement"), between the Company and the Buyer, as amended or supplemented, shall remain binding and in full force and effect, as stated therein.

     4.3 Public Announcements. The parties agree that, prior to the Closing Date, except as otherwise required by law, any and all public announcements or other public communications concerning this Agreement and the purchase of the Assets by either party shall be subject to the prior written approval of the other party.

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

5.  Pre-Closing Covenants of the Parties

     From and after the date hereof and until the Closing Date:

     5.1 Conduct of Business. The Company covenants that each Seller shall carry on the Business substantially in the same manner as heretofore, in the regular and normal course of business, without material exception. The Sellers shall be entitled to make or not make previously planned leasehold improvements and other capital expenditures in their sole discretion. With respect to the Business, the Sellers shall, without material exception:

        (a) maintain the Assets in their present order and condition in accordance with good business practices, reasonable wear and use excepted, and deliver the Assets to Purchaser on the Closing Date in such condition;

        (b) take all steps reasonably necessary to maintain Sellers' rights in and to the Intangible Property and other intangible assets of Sellers related to the Business;

        (c) pay all accounts payable in accordance with past practice and collect all accounts receivable in accordance with past practice, but not less than in accordance with prudent business practices;

        (d) comply with all laws;

        (e) use commercially reasonable efforts to preserve the goodwill and patronage of the customers, Employees and suppliers of the Business and others having a business relationship with Sellers; and

        (f) not authorize, or commit to agree to take, any of the foregoing actions.

     Until the Closing Date, the Company shall provide to the Buyer (i) within 10 business days after the end of each month, unaudited revenue information for such month and (ii) within 21 business days after the end of each month, unaudited year-to-date financial information with respect to the revenues and gross profits of the Business, plus direct costs of those cost centers whose operating expenses are allocable solely to the Business, together with a letter identifying any unusual developments in any allocable cost center.

     5.2 Absence of Material Changes. Without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, the Company covenants that, with respect to the Business, no Seller shall:

        (a) voluntarily incur any obligation or liability (absolute or contingent), except in the ordinary course of business or liability in excess of $250,000 in the aggregate, whether or not in the ordinary course of business;

        (b) mortgage, pledge, or subject to any lien, charge or any other Encumbrance any of the Assets, except in the ordinary course of business;

        (c) sell, assign, or transfer any of the Assets, except in the ordinary course of business;

        (d) except as set forth on Schedule 5.2(d), cancel or adjust any debts or claims, except in the ordinary course of business;

        (e) acquire, or merge or consolidate with or into, any corporation or other entity;

        (f) make any change either individually or in the aggregate in the compensation (including bonus or rate of commission) payable or to become payable to any of its Employees, independent contractors or consultants (other than periodic increases in the ordinary course of business and pursuant to any benefit plan existing on the date hereof);

        (g) except as permitted under Section 5.2(f), enter into any new employment, consulting or compensation agreements with employees, independent contractors or consultants, or modify any such existing agreements (other than in connection with hiring of new non-management employees in the ordinary course of business);

        (h) materially modify, amend, alter or terminate any of its executory Contracts of a material value or which are material in amount, except in the ordinary course of business;

        (i) take or knowingly permit any act or omission constituting a material breach or default under any material contract, indenture or agreement by which it or its properties are bound;

        (j) change any of its accounting principles or practices, except as required by GAAP (in which event the Company shall notify Buyer promptly of such change);

        (k) adopt any new Employee Plan or materially alter the terms, status or funding condition of any Employee Plan;

        (l) make any loans to any person or entity, except in the ordinary course of business; or

        (m) authorize, commit or agree to do any of the foregoing in the future.

     5.3 Taxes. The Company covenants that each Seller will, on a timely basis (including legally permitted extension periods), file all Tax Returns for and pay any and all Taxes (other than Taxes to the extent such taxes constitute Assumed Liabilities) which shall become due at any time on account of the operation of the Business of such Seller or the ownership of the Assets on or prior to the Closing Date.

     5.4  Special Meeting and Proxy Statement.

        (a) As promptly as reasonably practicable, but in no event later than fifteen (15) business days after the execution of this Agreement, the Company shall, with the assistance and cooperation of the Buyer, prepare and file with the SEC under the Exchange Act, preliminary proxy materials (and shall thereafter, as promptly as is reasonably practicable, so file any definitive proxy materials) for the purpose of soliciting proxies from the Company Shareholders to vote in favor of approval of the transactions contemplated by this Agreement at a special meeting of Company Shareholders to be called and held for such purpose (the "Special Meeting"). Such proxy materials, together with any accompanying letter to shareholders, notice of meeting and form of proxy, shall be referred to herein as the "Proxy Statement". The Company shall provide to the Buyer (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement prior to filing such with the SEC, and shall provide the Buyer with a copy of all such filings made with the SEC. The Company shall notify the Buyer promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Proxy Statement. The Company, with the assistance and cooperation of the Buyer, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use its commercially reasonable efforts to resolve as promptly as practicable all SEC comments to the satisfaction of the SEC.

        (b) On the first business day following the resolution to the satisfaction of the SEC of all SEC comments on the Proxy Statement (or the expiration of the ten-day period under Rule 14a-6(a) under the Exchange Act, if no SEC comments are received by such date), the Company shall authorize its agents to print and distribute the Proxy Statement to the Company Shareholders and, pursuant thereto, shall call the Special Meeting in accordance with the Washington Business Corporation Act and other applicable Washington laws (the "Washington Law") and solicit proxies from Company Shareholders to vote in favor of the approval of the transactions contemplated by this Agreement at the Special Meeting. The Company shall schedule the Special Meeting on a date that is no later than thirty (30) calendar days after the date the Proxy Statement is first mailed to the Company Shareholders and shall hold the Special Meeting on such date unless delayed by the need to circulated amended or supplemental proxy materials or other matters.

        (c) The Company shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of Washington Law, its articles of incorporation and bylaws and any applicable regulations of the Nasdaq National Market (collectively, the "Proxy Rules") in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, the Company shall use commercially reasonable efforts to ensure that the Proxy Statement does not, as of the date on which it is distributed to Company Shareholders, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information furnished by the Buyer in writing for inclusion in the Proxy Statement).

        (d) The Company, acting through its Board of Directors, shall include in the Proxy Statement the recommendation of its Board of Directors that the Company Shareholders vote in favor of the approval of the transactions contemplated by this Agreement, and shall not withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Buyer, such recommendation and shall otherwise use its commercially reasonable efforts to obtain the requisite stockholder approval, except in the event that the Board of Directors by a majority vote, after consultation with its outside legal counsel, determines in good faith that its fiduciary duties under applicable law prohibit or restrict the Company from fulfilling any of the foregoing obligations.

        (e) The Company covenants that no Seller shall, directly or indirectly, through any officer, director, agent or otherwise, (i) solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase, directly or indirectly, of all or a material portion of the Assets (an "Acquisition Proposal"), or (ii) participate in any discussions or negotiations regarding, or furnish to any other person, any non-public information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to make an Acquisition Proposal, except in the event that the Board of Directors, by a majority vote after consultation with outside legal counsel, determines in good faith that its fiduciary duties under applicable law prohibit or restrict the Company from fulfilling any of the foregoing obligations. As promptly as practicable after the receipt of an Acquisition Proposal from any person, the Company shall provide Buyer with oral and written notice of the material terms and conditions of such Acquisition Proposal and the identity of the person making such Acquisition Proposal. The Company shall provide Buyer with forty-eight (48) hours prior notice of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to discuss the application of its fiduciary duties and to consider any Acquisition Proposal.

     5.5 Compliance with Laws. The Company covenants that each Seller will comply in all material respects with all laws and regulations which are applicable to it in connection with the conduct of the Business or its ownership of the Assets and will perform and comply in all material respects with all contracts, commitments and obligations by which it is bound.

     5.6 Hart-Scott-Rodino Act and Foreign Antitrust Laws. Each of the Buyer and the Company shall promptly file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, shall use its commercially reasonable efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable. The Buyer and the Company shall take all actions that may be necessary, proper or advisable under any applicable antitrust and competition laws of the European Union or any country other than the United States (the "Foreign Antitrust Laws"). Each of the Buyers and the Company shall comply with any orders issued by the Federal Trade Commission, Department of Justice, any state attorney general or any foreign antitrust administrator and accept such conditions, restrictions, limitations, divestiture requirements or other provisions as may be necessary to resolve any objections that may be asserted by any such governmental entity under any antitrust law.

     5.7 Assignment of Contracts. The assignment of any U.S. Contract, Permit or other asset to be assigned to Buyer pursuant to the provisions hereof shall not constitute a contract to assign the same to the extent that an attempted assignment would constitute a breach thereof or (except in the case of the AstraZeneca agreement referred to in Section 2.6) give rise to any right of acceleration or termination. The Company covenants that the Sellers shall use their commercially reasonable efforts to procure consents to any such assignment, provided, however, that the Sellers' refusal to provide economic incentives to induce consent to such assignment or their failure to commence litigation to compel consent to such assignment shall not be deemed to be a failure by the Sellers to use commercially reasonable efforts to secure such consent. If any such consent is not obtained, the Company covenants that the Sellers shall cooperate with the Buyer in any commercially reasonable arrangement designed to provide the Buyer the benefit of any such Contract, Permit or other asset, including enforcement of any and all rights of any Seller against the other party thereto arising out of breach or cancellation thereof by such party or otherwise.

     5.8  Employee Matters.

        (a) Buyer shall, as of the Closing Date, offer employment or, in the case of Employees of the Subsidiaries, continuing employment, to substantially all Employees whose names are set forth on Schedule 5.8(a)(i) attached hereto (the "Target Employees"). Target Employees of the Company who accept employment with Buyer pursuant to this Section 5.8(a), by countersigning Buyer's offer letter no later than the date specified therein, together with the Target Employees of the Subsidiaries as of the Closing Date, are referred to collectively as "Continuing Employees." Employees whose names are not set forth on Schedule 5.8(a)(i) or who do not accept employment with Buyer pursuant to this Section 5.8(a), by countersigning Buyer's offer letter by the date specified therein, together with the Employees of the Subsidiaries whose names are not set forth on
     Schedule 5.8(a)(i) are referred to collectively as "Retained Employees." On or prior to the Closing, the Company shall cause the Subsidiaries to terminate the employment of all Retained Employees employed by the Subsidiaries. The Company shall use its commercially reasonable efforts (and cause the Subsidiaries to use their commercially reasonable efforts) to retain the Target Employees (including by establishment of the "Retention Bonuses" as defined in paragraph (i) of this Section 5.8) until the Closing Date and to have the Target Employees accept Buyer's offer of employment or remain employed by the Subsidiary, as the case may be. If any Continuing Employee is discharged by Buyer on or after the Closing Date, then Buyer shall be solely liable for any and all severance costs for such Continuing Employee under any severance benefit plan maintained by the Buyer or assumed by the Buyer pursuant to this Agreement (including the U.
     S. Severance Pay Plan for Management Employees and the U. S. Severance Pay Plan for Non-Management Employees) and with respect to the Subsidiaries, any severance or termination payments, compensation or damages under any severance plan currently maintained by the Subsidiaries or arising under foreign law. Notwithstanding the foregoing, Buyer shall not be liable for and the Company shall retain or assume liability for and indemnify and hold harmless the Buyer and the Subsidiaries for the payment of severance compensation or similar termination indemnity payments or benefits arising under any severance benefits plan maintained by the Company (including the U. S. Severance Pay Plan for Management Employees and the U. S. Severance Pay Plan for Non-Management Employees) and with respect to the Subsidiaries any severance or termination payments, compensation or damages under any severance plan maintained by the Subsidiaries or arising under foreign law
     (i) to the extent such compensation is not deductible solely by reason of Code Section 280G or (ii) to Retained Employees or Employees who are terminated or are notified of their termination of employment by the Company or a Subsidiary on or prior to the Closing Date, whether effective prior to on or following the Closing Date. Buyer shall be responsible for and assume all liability for all notices or payments due to any Continuing Employees, and all notices, payments, fines or assessments due to any Governmental Entity, pursuant to any applicable foreign, federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of the Continuing Employees following the Closing Date, including without limitation, the WARN Act, Section 4980B of the Code, Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and any rules or regulations that have been issued in connection with the foregoing. The Company acknowledges and assumes all liabilities, if any, under COBRA or any comparable foreign law with respect to all of its employees as of the Closing Date (including Continuing Employees and their "qualified beneficiaries" whose "qualifying event" (as such terms are defined in Code Section 4980B) occurs on or prior to the Closing Date), including any notice required by COBRA or comparable foreign law to Continuing Employees with respect to cessation of coverage under any group health plan of the Sellers as the result of the transactions contemplated by this Agreement. The Company shall be responsible and assume all liability for any obligations or other violations of the WARN Act or any comparable foreign law, associated with the sale of the Business or any other event occurring on or prior to the Closing Date. The foregoing three sentences to the contrary, notwithstanding, if the Buyer fails to fulfill its obligation set forth in this paragraph to offer employment to substantially all of the Target Employees and, as a result of such failure, a violation of the WARN Act or comparable foreign law occurs, Buyer shall be responsible and assume all liability for such obligations and other violations.

        (b) On and for a period of not less than one year following the Closing Date, Buyer shall provide, or shall cause to be provided, salary, bonus and other cash compensation and benefits for Continuing Employees that in the aggregate are substantially similar to or better than the compensation and benefits provided to such Continuing Employees under the welfare plans made available to the employees of the respective Sellers on the day prior to the Closing Date, but only to the extent commercially available on a fully insured basis at commercially reasonable rates (it being agreed that the rates paid by the Sellers on the day prior to the Closing Date shall be deemed to be commercially reasonable rates) (such substituted benefits being referred to as "Buyer's Welfare Plans"), which benefits are described in Schedule 5.8(b) attached hereto. Continuing Employees shall receive service credit for their service with the Sellers and their respective predecessors for all purposes under Buyer's Welfare Plans (but only to the extent such service was taken into account under the comparable benefit plan made available to the employees of the respective Sellers on the day prior to the Closing Date). No additional waiting periods, deductibles, exclusions or benefit limitations for pre-existing conditions shall be imposed or assessed against such Continuing Employees (or their dependents) under Buyer's Welfare Plans (other than as would have been applicable to such Continuing Employees or their dependents under the benefit plans made available to the Employees of the respective Sellers on the day prior to the Closing Date) but only to the extent such terms are commercially available on a fully insured basis at commercially reasonable rates. Buyer's Welfare Plans shall recognize any expenses paid by such Continuing Employees (or their dependents) which were applied to meet deductibles and maximum out-of-pocket limits under the benefit plans for the calendar year of the Closing as if such expenses had been paid under Buyer's Welfare Plans for purposes of applying the deductible and maximum out-of-pocket limits of Buyer's Welfare Plans for such calendar year but only to the extent such terms are commercially available on a fully issued basis at commercially reasonable rates. Seller acknowledges that for purposes of this paragraph (b) of Section 5.8, stock options, stock purchase plans and similar equity-based compensation plans, programs and arrangements maintained by Seller or any of the Subsidiaries for the benefit of the Employees shall be disregarded and Buyer shall not be required under the terms of this Agreement to provide any such plan, program or arrangement to the Continuing Employees following the Closing. Prior to the Closing Date, the Company shall take any and all action necessary to provide that any unexercised stock options held by Continuing Employees shall become fully vested on the Closing Date and shall be exercisable by the Continuing Employees until at least one (1) year following the Closing Date or until the date the stock option would otherwise expire, if sooner.

        (c) (i) Continuing Employees who participate in the Company's 401(k) Plan or any other qualified retirement plans (the "Qualified Plans") shall terminate as participants and the Company shall amend its Qualified Plans to provide that Continuing Employees become fully vested in their accrued benefits under such plans. Buyer shall permit any such Continuing Employees to directly roll over any eligible rollover distributions paid in cash from such plans to a defined contribution plan of Buyer, subject to Buyer's reasonable satisfaction that such rollover will not adversely affect the qualified status of Buyer's plan and the tax-exempt status of the corresponding trust under Sections 401(a) and 501(a), respectively.

           (ii) Buyer shall provide, or cause to be provided, matching contributions for Continuing Employees under Buyer's 401(k) Plan at a rate that is substantially equivalent to or greater than the matching contributions rate provided such employees under the Company's 401(k) Plan, and provide, or cause to be provided, other retirement benefits for Continuing Employees that in the aggregate are substantially similar to or better than the retirement benefits provided such employees under any other Qualified Plans, on the day prior to the Closing Date ("Buyer's Retirement Plans"). Buyer's Retirement Plans shall provide service credit to such Continuing Employees for eligibility and vesting purposes for their service with the respective Sellers and their predecessors, but only to the extent such service was taken into account for such purposes under the Qualified

        Plans. Notwithstanding the foregoing, Buyer retains the right to modify, amend or terminate any of Buyer's Retirement Plans at any time.

           (iii) Buyer acknowledges that any participants in the Qualified Plans who have loans outstanding thereunder will be required to repay such loans before eligible rollover distributions can be made to such participants unless the Buyer's Retirement Plan accepts a transfer of the underlying promissory note. On the Closing Date, the Company shall cause to be provided to Buyer a list of any such loans outstanding on the Closing Date. None of Buyer's Retirement Plan shall be required to hold stock of any Seller or any predecessor company or former parent company of the Company.

        (d) The Company shall take all actions that are necessary or appropriate to ensure that Buyer shall have no obligation or liability under the WARN Act or any comparable foreign law or otherwise with respect to any employees or former employees of the Sellers whose employment is terminated by any Seller on or prior to the Closing Date or with respect to any Retained Employee who is terminated prior to, on or after the Closing Date, including, without limitation, providing to such employees any notifications required by the WARN Act in a timely manner. Buyer shall take all such actions to ensure that the Company has no such liability with respect to Continuing Employees who are terminated by Buyer after the Closing Date, including, without limitation, providing to such employees any notifications required by the WARN Act in a timely manner. The Company shall indemnify and hold harmless Buyer from and against any liability incurred by Buyer arising out of the termination of employment of any of the Sellers' employees on or prior to the Closing Date and Buyer shall indemnify and hold harmless the Company from and against any liability incurred by the Company arising out of the termination of employment of a Continuing Employee by Buyer after the Closing Date.

        (e) Subject to applicable law, all information and records regarding employment and personnel matters of Continuing Employees shall be transferred to Buyer on the Closing Date.

        (f) Effective as of the Closing, Buyer shall provide Continuing Employees with coverage for all workers' compensation benefits, and from and after the Closing be responsible for all workers' compensation claims filed by Continuing Employees in connection with events following the Closing.

        (g) From and after the Closing, Buyer shall be responsible for, and shall indemnify and hold harmless the Company and its officers, directors and employees from and against any and all claims, losses, damages, costs and expenses (including attorneys' fees and expenses) and other liabilities and obligations relating to or arising out of (i) all salaries, wages, commissions, employee incentive or other compensation, severance, holiday, vacation, health, dental or retirement benefits accrued after the Closing Date and (ii) the liabilities assumed by Buyer under this Section 5.8 or any failure by Buyer to comply with the provisions of this Section 5.8. If, after the Closing Date, the Company pays any claim made by a Continuing Employee for medical or dental benefits or for workers' compensation accrued or incurred following the Closing, Buyer thereby acknowledges and agrees that it shall reimburse the Company within ten (10) Business Days of delivery of notice of such payment.

        (h) The Company shall be responsible for and shall indemnify and hold harmless the Buyer and its officers, directors and employees from and against any claims, losses, damages, costs, and expenses (including reasonable attorneys' fees and expenses) and other liabilities and obligations relating to or arising out of (a) the payment of all earned but unpaid salaries, bonus (including the payment, no later than 30 days after the Closing Date, of year 2002 bonuses (prorated by multiplying the annualized amount of such bonuses by a fraction, the numerator of which is the number of days elapsed in 2002 and 2003 prior to the Closing Date and the denominator of which is 365) in accordance with its past practices and without any difference based on the fact that the recipients are no longer employees of the Company), vacation pay, sick pay, holiday pay, severance pay and other like obligations and payments to the Employees (including Continuing Employees) for all events occurring and periods ending on or prior to the Closing Date, (b) the payment of any amounts due to Employees (including Continuing Employees) pursuant to the Employee Plans as a result of the employment of the Employees (including Continuing Employees) on or prior to the Closing Date, (c) all incurred but unreported or unpaid medical and workers' compensation claims occurring on or prior to the Closing Date and for the cost associated with confinement in any medical care, nursing, rehabilitation or similar facility which commences prior to the Closing Date, (d) liabilities associated with any leaves taken prior to the Closing Date in connection with the Family and Medical Leave Act of 1993 or any policy, program or plan effective on the Closing Date and (e) liabilities assumed or retained by Sellers under this Section 5.8 or any failure by the Company or the Subsidiaries to comply with the provisions of this Section 5.8. In determining bonuses and other similar payments due to Continuing Employees for any period ended on or prior to the Closing Date, the Company shall, if payment thereof will occur after the Closing Date, waive any requirement that such employees be employees of the Company on the date such bonuses or other similar payments are paid. If, after the Closing Date, the Buyer pays any claim made by a Continuing Employee for medical or dental benefits or workers' compensation incurred or accrued on or prior to the Closing Date, the Company hereby acknowledges and agrees that it shall reimburse the Buyer within ten (10) Business Days of delivery of notice of such payment. The Company shall, and hereby does, release all Continuing Employees from any employment and/or confidentiality agreement previously entered into between the Company and such Continuing Employees to the extent (but only to the extent) necessary for Buyer to operate the Business in the same manner as operated by the Sellers prior to the Closing Date.

        (i) Within five (5) days after the date of this Agreement, the Company shall, and shall cause the Subsidiaries to (i) establish retention bonus arrangements (the "Retention Bonuses") in the forms attached hereto as Exhibit C for the benefit of Target Employees whose names are set forth on
     Schedule 5.8(i) attached hereto (the "Retention Bonus Employees") and (ii) announce to the Retention Bonus Employees the terms and conditions of such Retention Bonuses. The Retention Bonuses shall provide that, if the Retention Bonus Employee accepts an offer of employment from the Buyer or one of its affiliates and remains employed by the Buyer or an affiliate six
     (6) months after the Closing Date or his or her employment is terminated without cause by the Buyer or any of its affiliates during such six (6) month period, then such Employee shall be entitled to receive a retention bonus at the Company's sole expense in an amount set forth on Schedule 5.8(i), which bonus shall be paid within ten (10) business days after the six (6) month anniversary of the Closing Date. The Company shall retain or assume sole responsibility for paying the Retention Bonuses to Retention Bonus Employees. The Buyer shall administer and make any and all payments of Retention Bonuses to Retention Bonus Employees provided, however, that the Company shall retain the economic obligation (including payroll tax liabilities) with respect to payment of the Retention Bonuses and the Company shall reimburse Buyer for the cost of such Retention Bonuses (including payroll tax liabilities) made by Buyer within ten (10) days after receipt of an invoice evidencing payment by Buyer of such Retention Bonuses. The Buyer shall take any action reasonably requested by the Company necessary to permit the Company to realize any tax benefits associated with the Company's reimbursement to the Buyer for payment of the Retention Bonuses.

        (j) No Continuing Employee or other current or former employee of any of the Sellers, any affiliate of any of the Sellers (or his/her spouse or beneficiary), or any other person not a party to this Agreement, shall be entitled to assert any claim hereunder. This Agreement shall be binding upon and inure to the benefit only of the parties hereto and their respective successors and permitted assigns in accordance with Section 15 hereof. Notwithstanding any other provision of this Agreement, except with respect to such successors or permitted assigns this Agreement is not intended and shall not be construed for the benefit of any third party or any person not a signatory hereto. In no event shall this Agreement constitute a third party beneficiary contract.

        (k) Following the Closing, the Company shall permit Continuing Employees who participate in the Company's dependent care spending account to continue to receive reimbursements for covered expenses from their account balance, if any, following the Closing Date through the end of the plan year in which the Closing Date occurs. No additional contributions shall be required for such coverage form the Continuing Employees.

     5.9 Notification of Changes. Between the date hereof and the Closing Date, the Company shall promptly notify the Buyer in writing of (i) any material adverse change, (ii) the institution of or, if known by the Company, the threat of institution of, litigation against any Seller related to this Agreement, the Business or the Assets, (iii) the occurrence or existence of any event or circumstance that might reasonably be expected to result in the institution or assertion of litigation related to this Agreement, the Business or the Assets against any of the Sellers, (iv) the terms of new material contracts or material amendments to material contracts (except for aspects of such matters the disclosure of which the Company believes, after consultation with its counsel, and consultation by its counsel with counsel for the Buyer, is impermissible or inadvisable under applicable laws), and (v) any information that, if known on the date hereof, would have been required to be disclosed on a Schedule to this Agreement in order for the representations and warranties set forth in Section 2.26 to be true as of the date hereof.

6.  Satisfaction of Conditions.

     The Company and the Buyer covenant and agree to use their commercially reasonable efforts to obtain the satisfaction of the conditions specified in this Agreement.

7.  Conditions to Obligations of the Buyer

     The obligations of the Buyer under this Agreement to consummate the Closing are subject to the fulfillment, at the Closing, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the
Buyer:

     7.1 Continued Truth of Representations and Warranties of the Company; Compliance with Covenants and Obligations. The representations and warranties of the Company in this Agreement shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by the Buyer. The Company shall have performed and complied in all material respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

     7.2 Corporate Proceedings. All corporate and other proceedings required to be taken on the part of the Company to authorize or carry out this Agreement and to convey, assign, transfer and deliver the Assets shall have been taken, including, without limitation, that the Company Shareholders shall have approved the transactions contemplated by this Agreement in accordance with the terms of
Section 5.4 hereunder.

     7.3 Approvals. The Company shall have obtained (a) all of the consents listed in Schedule 2.3 attached hereto under the heading "Individually Material Consents" and (b) all other consents, authorizations, permits or approvals from all other third parties (including without limitation governmental agencies, departments, bureaus, commissions and similar bodies), of which the failure to obtain would cause a materially adverse effect upon the Business if not so obtained (either individually or in the aggregate). All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and any applicable Foreign Antitrust Laws shall have expired or otherwise been terminated.

     7.4 Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Buyer to own or use the Assets or conduct the Business after the Closing or claiming damages in connection with the transaction contemplated hereby.

     7.5 Closing Deliveries. The Buyer shall have received at or prior to the Closing each of the following documents:

        (a) a bill of sale substantially in the form attached hereto as Exhibit D, executed on behalf of the Company;

        (b) such deeds, other instruments of conveyance, assignment and transfer, and related documents (including, an Iowa real estate transfer statement), executed and acknowledged in form and substance in conformity with local customs in the location of each of the U.S. Assets and otherwise reasonably satisfactory to the Buyer, as shall be appropriate to convey, transfer and assign to, and to vest in, the Buyer title to the U.S. Assets as provided in this Agreement, and comply with local law;

        (c) such affidavits as Buyer's title company shall reasonably require in order to omit from its title insurance policy all exceptions for judgments, bankruptcies or other returns against persons or entities whose names are the same as or similar to the Company's name and any other Encumbrances other than Permitted Encumbrances;

        (d) checks to the order of the appropriate taxing authority in payment of all applicable real property transfer taxes and copies of any required tax returns therefor executed by the Company, which checks shall be certified or official bank checks if required by the taxing authority;

        (e) a certification that the Company is not a non-resident alien for purposes of Section 1445 of the Internal Revenue Code, signed under penalty of perjury;

        (f) any and all other documents customarily delivered at real estate closings where the U.S. Real Property is located, and reasonably necessary to record the deeds and obtain title insurance without payment of special premium therefor;

        (g) copies of such contracts, files and other data and documents pertaining to the Assets or the Business, that are not located at the facilities to be transferred to the Buyer under this Agreement, as the Buyer may reasonably request;

        (h) such certificates of the Company's officers and such other documents evidencing satisfaction of the conditions specified in Section 7 as the Buyer shall reasonably request;

        (i) the Transition Services Agreement and Patterson Lease (all as defined in Section 10.5) executed by the Company and accepted by the Buyer;

        (j) a notarized document of transfer and assignment with respect to the ownership interests of Penwest Pharmaceuticals GmbH, a stock transfer form with respect to the stock of Penwest Pharmaceuticals Ltd. and stock certificates of the other Subsidiary, duly endorsed for transfer to the Buyer or accompanied by such stock powers or other documents as shall be necessary to transfer ownership thereof to the Buyer;

        (k) a certificate of the Secretary of State or other appropriate official of the state or country of organization of each Seller as to the legal existence and good standing of each Seller in such jurisdiction, and a certificate of the Secretary of State or other appropriate official of each jurisdiction in which each Seller is qualified to transact business, as to the good standing and foreign qualification of each Seller in each such jurisdiction or, as to Penwest Pharmaceuticals GmbH, a certified copy of the trade register excerpt for such company;

        (l) certificates of the Secretary or other appropriate officer of the Company attesting to the incumbency of the Company's officers, respectively, the authenticity of the resolutions authorizing the transactions contemplated by the Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Section 2.1;

        (m) resignations of officers and directors of the Subsidiaries;

        (n) UCC-3 release and termination statements and mortgage satisfaction certificates executed by each Seller's secured creditors which will, when filed with appropriate authorities, release all Encumbrances against the Assets except for Permitted Encumbrances;

        (o) the opinions of the law firm of Hale and Dorr LLP and Perkins Coie LLP in the respective forms attached hereto as Exhibits E and F;

        (p) evidence reasonably satisfactory to the Buyer's counsel of transfer of those material permits whose transfer is permissible and which constitute Assets;

        (q) evidence of payment of all amounts owing to AstraZeneca plc referred to in Section 2.6;

        (r) a sales tax clearance certificate issued by appropriate officials of the State of New York; and

        (s) such other documents, instruments or certificates of the type customary for transactions similar to the transactions contemplated by this Agreement as the Buyer may reasonably request.

8.  Conditions to Obligations of the Company

     The obligations of the Company under this Agreement to consummate the Closing are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing at the sole discretion of the Company:

     8.1 Continued Truth of Representations and Warranties of the Buyer; Compliance with Covenants and Obligations. The representations and warranties of the Buyer in this Agreement shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes consented to in writing by the Company. The Buyer shall have performed and complied in all material respects with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

     8.2 Corporate Proceedings. All corporate and other proceedings required to be taken on the part of the Buyer to authorize or carry out this Agreement shall have been taken.

     8.3 Governmental Approvals. Without material exception, all governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer of the transactions contemplated by this Agreement and whose names are set forth in Schedule 2.3attached hereto under the heading "Individually Material Consents" or the failure to receive which, although not so listed, would cause a materially adverse effect upon the Business if not received (either individually or in the aggregate) shall have consented to, authorized, permitted or approved such transactions. All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and all Foreign Antitrust Laws shall have expired or otherwise been terminated.

     8.4 Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Company to transfer the Assets.

     8.5 Closing Deliveries. The Company shall have received at or prior to the Closing each of the following documents:

        (a) such certificates of the Buyer's officers and such other documents evidencing satisfaction of the conditions specified in this Section 8 as the Company shall reasonably request;

        (b) a certificate of the Secretary of State of the state of Delaware as to the legal existence and good standing (including tax) of the Buyer in Delaware;

        (c) a certificate of the Secretary of the Buyer attesting to the incumbency of the Buyer's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Section 3.1;

        (d) the Buyer's Instrument of Assumption and the Transition Services Agreement and Patterson Lease executed by the Buyer;

        (e) opinions of the law firms of Alston & Bird LLP and Poellath & Partner in the respective forms attached hereto as Exhibit G and H;

        (f) payment of the Purchase Price as provided in Section 1.3, by wire transfer and by delivery of the manually executed original of the Promissory Note; and

        (g) such other documents, instruments or certificates of the type customary for transactions similar to the transactions contemplated by this Agreement as the Company may reasonably request.

9.  Indemnification

     9.1 By the Buyer and the Company. The Buyer on the one hand and the Company on the other hand each hereby agree to indemnify and hold harmless the other, any of their respective affiliates and any of such affiliate's respective directors, employees and agents against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any reasonable legal expenses, accounting expenses or other expenses for investigating or defending any actions or threatened actions) ("Losses") reasonably incurred by the Buyer or the Company in connection with each and all of the following:

        (a) any breach by the indemnifying party of any representation or warranty made by it in this Agreement; and

        (b) any breach of any covenant, agreement or obligation of the indemnifying party contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement.

     9.2 By the Company. The Company further agrees to indemnify and hold harmless the Buyer, its affiliates and such affiliate's directors, employees and agents, from any and all Losses reasonably incurred by the Buyer, in connection with each and all of the following:

        (a) the failure of the Buyer to obtain the protections afforded by compliance with the notification and other requirements of the bulk sales laws in force in the jurisdictions in which such laws may be applicable to either the Company or the transactions contemplated by this Agreement;

        (b) except for the Assumed Liabilities and for liabilities and obligations allocated to the Buyer in Section 1.4(c) or elsewhere in this Agreement, any claims, damages, or liabilities arising out of the operation of the Business, to the extent such claims accrue or arise out of facts or circumstances occurring on or before the Closing Date or, if such claims arise out of liabilities of the Company not constituting Assumed Liabilities and not allocated to the Buyer in Section 1.4(d) or elsewhere in this Agreement, occurring on, before or after the Closing Date;

        (c) subject to the provisions of Section 9.9, any Environmental Liabilities;

        (d) any Taxes of the Company and the Subsidiaries imposed upon or measured by net income with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date), except to the extent they are already taken into account in determining the Net Working Capital;

        (e) the unpaid Taxes of any person (other than any of the Company and the Subsidiaries) under Reg. sec.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; and

        (f) any liabilities and obligations allocated to the Company in Section 1.4(c) or elsewhere in this Agreement (including liabilities and obligations of Subsidiaries that are allocated to the Company).

     9.3 By the Buyer. The Buyer further agrees to indemnify and hold harmless the Company, its affiliates and such affiliate's directors, employees and agents, from any and all Losses reasonably incurred by the Company, in connection with or arising out of (a) the operation of the Business, to the extent such claims accrue or arise out of facts or circumstances occurring after the Closing Date, (b) any Assumed Liabilities and (c) any liabilities and obligations allocated to the Buyer in Section 1.4(c) or elsewhere in this Agreement (including liabilities and obligations of Subsidiaries that are allocated to the Buyer).

     9.4 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder the party seeking indemnification (the "Indemnified Party"), shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. Failure to give timely notice of any claim shall not release the Indemnifying Party from any further liability to the

Indemnified Party with respect to such claim except to the extent such failure materially prejudices the ability of the Indemnifying Party to defend against such claim.

     The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 9.5 of this Agreement.

     9.5 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date it is notified that such claim has been made, (a) the Indemnified Party may defend against such claim or litigation, in such manner as it may reasonably deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense.

     9.6  Additional Procedures for Environmental Indemnification.

     In addition to the procedures for defense by the Indemnifying Party specified in Section 9.5, the following additional procedures shall apply to claims for indemnification under Section 9.1 regarding the Environmental Representations and Section 9.2 regarding Environmental Liabilities (collectively "Environmental Claims"):

        (a) The Company shall not be responsible for any legal or other expenses of Buyer or its affiliates incurred in connection with the defense of an Environmental Claim incurred:

           (i) prior to the Buyer's providing notice to the Company and for 30 days thereafter (except for reasonable and necessary costs of investigation prior to timely notice); or

           (ii) after the Company's assumption of control of the defense; or

           (iii) during the period following the Company's taking control of the defense of such claim, except to the extent such action is legally required.

        (b) If the Company has assumed the defense of an Environmental Claim that involves Remedial Activities on a Seller Site then owned by the Buyer or one of its affiliates (collectively, the "Facility"):

           (i) the Company shall provide the Buyer reasonable notice and opportunity to comment (at its own cost and expense) upon the Company's plans for addressing such Environmental Claim;

           (ii) the Buyer shall provide the Company reasonable access to the Facility relating to such Environmental Claim (including, without limitation, the right to enter, investigate, drill wells on, take samples on, excavate, monitor, test, cap and implement remedial or removal actions, on or at the Facility in compliance with applicable Environmental Law);

           (iii) the Company shall use reasonable efforts to avoid disruption to the business or operations of the Buyer or its affiliates or damage to persons or property, and shall take reasonable steps to mitigate and remedy any such disruption and damage;

           (iv) neither the Buyer nor its affiliates shall unreasonably interfere with or impede any of the Company's remedial, investigatory or removal actions;

           (v) the Buyer or its affiliate may have a representative present to observe all remediation activities conducted at the Facility;

           (vi) the Company shall be solely responsible for any necessary offsite disposal or manifesting of materials, samples taken or waste generated in connection with the remediation, and, upon Buyer's request, the Company shall furnish reasonable evidence that such disposal is in compliance with all applicable Environmental Laws;

           (vii) subject to Section 9.9 of this Agreement, all activities undertaken in connection with the Remedial Activities shall fully comply with all applicable Environmental Laws and other applicable laws including those relating to worker safety and to proper disposal of any disturbed or discarded materials;

           (viii) the Company will restore promptly any physical damage on the Facility caused by the Remedial Activities to the condition existing prior to such damage;

           (ix) each of the Company and its contractors shall have in force at all times a comprehensive general liability insurance policy, automobile insurance policy and an errors and omissions policy providing reasonable coverage and deductibles and worker's compensation insurance in the statutory amounts, and the Company and Buyer shall be made certificate holders as additional insured parties under said policies where legally permissible during the performance of the Remedial Activities; and

           (x) subject to the Company's right to control the defense, if the Company and the Buyer cannot resolve any disagreement as to the Company's plans for performing such Remedial Activities, the Company and the Buyer shall resolve such disputes in accordance with Sections 19 and 20 of this Agreement.

        (c) If the Company has assumed the defense of the Environmental Claim (whether or not it involves Remedial Activities at a Facility):

           (i) the Company thereafter shall determine, control and undertake the actions to resolve such claim to the extent required under applicable Environmental Law;

           (ii) the Company shall keep the Buyer reasonably informed about the defense, and, at Buyer's sole cost and expense (as to out-of-pocket costs and expenses), shall provide the Buyer with reasonable access to all data and reports generated in connection with such activities;

           (iii) the Buyer shall provide the Company reasonable access to such employees and advisors of Buyer or its affiliates as may have knowledge of the relevant Facility or facts relating to such an Environmental Claim and all relevant documents and records regarding any matter in respect of which a claim is asserted; and

           (iv) the Buyer shall, and shall cause its affiliates to, cooperate with the Company (as the Company may reasonably direct) in connection with the prosecution, defense, settlement or performance of the Company's obligations as set forth in Section 9.1, 9.2 or 9.6.

     9.7 Payment of Indemnification Obligation. All indemnification by the Buyer or the Company hereunder shall be effected by payment of cash or delivery of a cashier's or certified check in the amount of the indemnification liability.

     9.8 Limitations on Indemnification. No amount of indemnification shall be payable by an Indemnifying Party in the case of a claim by any Indemnified Party under Section 9, unless, until and then only to the extent that actual damages and losses suffered or incurred by the Indemnified Party exceed $250,000 and then only to the extent such damages and losses exceed such amount. In no event shall the aggregate indemnity amount payable by any Indemnifying Party under this Section 9 exceed 25% of the Purchase Price, as adjusted pursuant to Section
1.7. The foregoing limitations on indemnification shall not apply to (a) intentional breaches of representations or covenants contained in this Agreement; (b) liabilities not assumed by or allocated to the Buyer under this Agreement; (c) the adjustment to the Purchase Price by reason of the calculation of the Net Working Capital; (d) losses arising out of or related to Taxes payable by any of the Sellers or with respect to any representation or warranty set forth in Section 2.22; or

(e) indemnification claims under Section 9.2(c); and the $250,000 limitation shall not apply to Losses arising out of (i) the transactions contemplated by this Agreement violating applicable laws or regulations of the federal Food and Drug Administration ("FDA") or comparable state agencies or (ii) Penwest's failure to make any required filings with the FDA or comparable state agencies with respect to such transactions. Notwithstanding anything to the contrary contained herein, no party shall be liable for any incidental, consequential, special, punitive or other similar damages, except that an Indemnifying Party shall be liable for such damages of those types as are awarded to a third party pursuant to a claim brought by such third party against an Indemnified Party.

     9.9  Additional Limitations on Environmental Indemnification.

        (a) Notwithstanding any other provision of this Agreement to the contrary, the Company shall have no obligation to provide indemnification or have any other liability under Sections 9.1 or 9.2 for:

           (i) Environmental Claims asserted on or after the fifth anniversary of the Closing Date;

           (ii) Environmental Claims related to a Facility unless (1) the Facility has been operated since the Closing Date solely for commercial or industrial purposes (including related office, warehouse, sale, and service activities), (2) the Facility has not been sold or transferred during such five-year indemnification period, and (3) such Environmental Claim does not involve conditions and/or Hazardous Materials created, caused or materially aggravated by the Buyer or any tenant of the Buyer (other than the Company) following the Closing Date;

           (iii) Environmental Claims arising directly or indirectly out of any drilling, soil or groundwater sampling, or excavation at any Facility ("Post-Closing Investigation") carried out after the Closing Date to the extent such acts were consented to or allowed, initiated, performed, sought or caused by Buyer or its affiliates, or a successor owner or operator of such Facility, except where, and solely to the extent that the Sellers are provided 30 days prior notice of the intent to investigate and the Post-Closing Investigation results directly from any of the following:

               (1) a determination (whether by judgment, order, award or other legal directive) in a judicial, administrative or binding arbitral proceeding commenced by a third party that Buyer has an obligation to investigate, remediate or pay damages on account of an Environmental Claim;

               (2) environmental investigations performed upon the demand of a bona fide prospective purchaser of the Facility; or

               (3) activities necessary for the construction, reconstruction, refurbishment, renovation, expansion, or enlargement of any building or structure.

        (b) The Buyer agrees to place such legal and institutional controls on any Facility as the Company may determine are reasonably necessary for the efficient discharge of its indemnification obligations with regard to Environmental Claims, including, without limitation, activity and use limitations, deed restrictions, deed notices or government orders ("Institutional Controls"), provided that such Institutional Controls are not inconsistent with and would not unreasonably interfere with the continued commercial or industrial use of such Facility.

        (c) Pursuant to Sections 9.1 and 9.2, the Company shall be responsible to conduct, or to pay Losses on account of, any investigation or remediation of Hazardous Substances at any Facility only to the extent such investigation or remediation is necessary to render the Facility safe and useful for its use for industrial and commercial purposes, which rendering may be premised on industrial or commercial risk-based cleanup standards and/or placement of Institutional Controls.

        (d) If Buyer is nevertheless controlling the defense of an Environmental Claim, in performing any Remedial Activities response action for which indemnification may be sought pursuant to 9.1 or 9.2, Buyer shall select the remedy which most cost effectively achieves the required level of cleanup with respect to which the Company owes (or is asserted to owe) an indemnity pursuant to Section 9.1 or 9.2.

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

        (e) Buyer's rights to indemnification for Environmental Liabilities are solely as explicitly set forth in this Agreement, but nothing in this Agreement shall preclude the Buyer or its officers, directors or agents from seeking contribution or other recovery or relief, whether in law or equity, related directly or indirectly to the Business, or operation of the Business and arising at any time under Environmental Laws. The Parties each reserve all rights and defenses in respect of any such claims.

     9.10 Survival of Representations; Claims for Indemnification. All representations and warranties made by the parties herein or in any instrument or document furnished in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto. All such representations and warranties shall expire (i) on March 31, 2004 or (ii) twelve
(12) months after the Closing Date, whichever is later, except for (a) claims, if any, asserted in writing prior to such expiration date, which shall survive until finally resolved and satisfied in full, (b) representations and warranties contained in Section 2.22 hereof, which shall first expire three (3) months after the expiration of the statute of limitations with respect to claims for non-payment or underpayment of taxes, (c) the Environmental Representations, which shall first expire five (5) years after the Closing Date, and (d) representations and warranties with respect to title to the Assets, which shall not expire. All claims and actions for indemnity pursuant to this Section 9 for breach of any representation or warranty shall be asserted or maintained in writing by a party hereto on or prior to the expiration of the applicable period.

10.  Post-Closing Agreements

     10.1  Non-Competition Agreement, Non-Solicitation.

        (a) Without the prior approval of the Buyer, for a period of five (5) years after the Closing Date, the Company shall not engage directly or indirectly in the manufacture or sale of excipient products (whether or not in bulk) in the United States, the continent of Europe or elsewhere or assist any other person to be so engaged by intentional disclosure of confidential information related to the Business; provided, that the sale of excipients as part of the development, formulation and sale of complete, controlled release, drug delivery systems shall not be deemed to violate this Section 10.1. The parties hereto specifically acknowledge and agree that the foregoing covenant and agreement is made and given by the Sellers in connection with the sale of the Business and the good will associated therewith and in order to protect and preserve to the Buyer the benefit of its bargain in the purchase of such Business and good will.

        (b) Without the prior approval of the Buyer, for a period of two (2) years after the Closing Date, the Company shall not directly or indirectly solicit for employment or employ in any capacity, including as a consultant or agent, any Continuing Employee.

        (c) The parties hereto agree that the duration and geographic scope of the provisions set forth in this Section 10.1 are reasonable. If any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that these provisions shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that these provisions shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every foreign country and each and every political subdivision of each. The Company agrees that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of these provisions.

     10.2  Sharing of Data.

        (a) Subject to applicable law, the Company shall have the right for a period of five years following the Closing Date (and for such longer period as may be reasonably necessary to enable the Company to deal with applicable governmental agencies and regulators) to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, and other similar information as are transferred to the Buyer pursuant to the terms of this Agreement for the purposes of concluding its involvement in the Business prior to the Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. Subject to applicable law, the Buyer shall have the right for a period of five years following the Closing Date (and for such longer period as may be reasonably necessary to enable the Buyer to deal with applicable governmental agencies and regulators) to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, employment records and other records which are retained by the Company pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the Business transferred to the Buyer hereunder or is otherwise needed by the Buyer in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.

        (b) The Company and the Buyer agree that from and after the Closing Date they shall cooperate fully with each other to facilitate the transfer of the Assets from the Sellers to the Buyer and the operation thereof by the Buyer.

     10.3 Use of Name. The Buyer agrees not to use any of the Excluded Marks or the Penwest name, corporate name, logo or any variation or derivation thereof prior to or after the Closing Date in connection with any business related to, competitive with, or an outgrowth of, the Business conducted on the date hereof; provided, however, that the Buyer (i) may continue to use any brochures, packaging or marketing materials included in the Assets containing any Penwest name, mark or logo (but not any of the Excluded Marks) (provided that such brochures or materials are prominently marked on their cover pages, within 30 days after the Closing Date, to indicate that the Buyer, and not the Company, is conducting the Business and owns the Subsidiaries) for up to nine months following the Closing Date and may during such nine-month period reprint and use additional copies of any of the foregoing of which there is less than a nine month supply included in the Assets, and (ii) may for up to nine months after the Closing identify itself in any advertising, brochures, marketing materials or otherwise as the successor to the Penwest excipients business.

     10.4 Cooperation in Litigation. Each party hereto will fully cooperate with the others in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the Business prior to or after the Closing Date (other than litigation or proceedings arising out the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the reasonable out-of-pocket expenses (including legal fees and disbursements), as incurred, of the party providing such cooperation and of its officers, directors, managers, members, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, managers, members, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

     10.5 Transitional Services and Patterson Lease. The Company shall (i) utilize office and research and development space and equipment in Patterson, New York, pursuant to a lease in the form attached hereto as Exhibit I (the "Patterson Lease") which provides for two years of occupancy rent-free and options for three years thereafter at a rental of $12 per square foot and (ii) utilize its current financial systems information technology services pursuant to a services agreement in the form attached hereto as Exhibit J (the "Transition Services Agreement). Likewise the Buyer shall utilize the Seller's benefits administrative services pursuant to the Transition Services Agreement. The parties agree to provide, or cause to be provided, these aforementioned services for up to a twelve-month period after the Closing.

     10.6 Confidentiality Agreements. If requested by Buyer, the Company agrees to enforce confidentiality agreements it has with employees, consultants and other third parties to protect the Intangible Property sold to the Buyer. Such enforcement shall be at Buyer's cost, using attorneys selected by Buyer and reasonably acceptable to the Company. The Buyer shall furthermore reimburse the Company any reasonable out of pocket expenses it may incur in this respect.

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

     10.7 Tax Matters. The following provisions shall govern the allocation of responsibility as between the Buyer and the Company for certain Tax matters following the Closing Date:

        (a) Tax Periods Beginning Before and Ending After the Closing
     Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Subsidiaries for tax periods which begin before the Closing Date and end after the Closing Date. Sellers shall pay to Buyer within fifteen (15) days after the date on which Taxes shown on such Tax Returns are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be amounts of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company and the Subsidiaries.

        (b)  Cooperation About Tax Matters.

           (i) Buyer, the Company and the Subsidiaries shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon such other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Buyer agree to retain all books and records with respect to Tax matters pertinent to the Company and the Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer to the Company or the Company to the Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company and the Subsidiaries, as the case may be, shall allow the other party to take possession of such books and records.

           (ii) Buyer and the Company further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

        (c) Tax Sharing Agreement. All tax sharing agreements or similar agreements with respect to or involving the Company and the Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and the Subsidiaries shall not be bound thereby or have any liability thereunder.

11.  Termination of Agreement

     11.1 Termination by Lapse of Time. This Agreement shall terminate at 5:00 p.m., New York time, on the day which is 90 days from the date hereof, if the Closing contemplated hereby has not been consummated, unless (a) such date is extended by the written consent of the Buyer and the Company or (b) the Company receives written comments from the SEC with respect to the Company's proxy materials, in which event said termination date shall be extended by an additional 30 days if the Company so requests within 5 days of its receipt of such comments.

     11.2 Termination by Agreement of the Parties. This Agreement may be terminated by the mutual written agreement of the parties hereto.

     11.3  Termination by Reason of Breach.  This Agreement may be terminated:

        (a) by the Company, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Buyer or the failure by the Buyer to perform any material condition or obligation hereunder, which material breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice by one party to the other party specifying such breach or failure to perform; and

        (b) by the Buyer, if at any time prior to the Closing there shall occur
     (i) a material breach of any of the representations, warranties or covenants of the Company or the failure of the Company to perform any material condition or obligation hereunder, which material breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice by one party to the other party specifying such breach or failure to perform, or (ii) a material adverse change; provided, however, if such material breach and/or material adverse change shall have occurred between the date of this Agreement and the Closing which would permit the Buyer to terminate this Agreement and nevertheless Buyer does not terminate this Agreement and continues with the transactions contemplated hereby, Buyer shall thereby have irrevocably and completely waived its rights to claim reimbursement of any Losses which Buyer could reasonably have foreseen as a result of such material breach and/or material adverse change.

     11.4 Termination by the Company's Board of Directors. This Agreement may be terminated by the Company if the Company receives an Acquisition Proposal and the Board of Directors determines, in its good faith judgment, after consultation with legal counsel, that it must consider such Acquisition Proposal in order to comply with its fiduciary duties, as provided for in Section 5.4(e), and also that it must terminate this Agreement in order to comply with such duties.

     11.5 Effects of Termination. If this Agreement is terminated pursuant to this Section 11, all further obligations of the parties under this Agreement will terminate, except for the obligations set forth in Sections 4.2, 4.3, 11.5, 11.6, 13, 14, 16, 17, 18, 19, 20, 21 and 22 and except for any obligations of either party to the other arising out of its willful breach of its covenants contained herein.

     11.6  Expenses

        (a) Except as otherwise expressly provided herein, the Buyer (on the one hand) and the Company (on the other hand) shall each pay its own expenses in connection with this Agreement and the transactions contemplated hereby.

        (b) Notwithstanding the foregoing, if:

           (i) the Buyer terminates this Agreement as a result of the failure of the condition set forth in Section 7.2, due to the lack of stockholder approval for this Agreement, then the Company shall pay to the Buyer an amount equal to Buyer's reasonable, documented out-of-pocket costs and expenses (including attorneys' fees) actually incurred by Buyer in connection with this Agreement and the transactions contemplated hereby (the "Costs and Expenses"). The Costs and Expenses shall be paid within two business days from the date of termination of this Agreement; and if

           (ii) the Buyer terminates this Agreement pursuant to Section 11.3(b) (other than as described in clause (iii) below), then the Company shall pay to the Buyer an amount equal to the Buyer's Costs and Expenses, up to a maximum amount of $300,000; and if

           (iii) (x) the Buyer shall terminate this Agreement pursuant to
        Section 11.3(b) as a result of the failure by the Board of Directors to recommend that the Company Shareholders vote in favor of the approval of the transactions contemplated by this Agreement or as a result of a material breach by the Company of its obligations under
        Section 5.4; or

           (y) the Company shall terminate this Agreement pursuant to Section
        11.4 as a result of its receipt of an Acquisition Proposal which the Board of Directors determines, in its good faith judgment, after consultation with outside legal counsel, that it must consider in order to comply with its fiduciary duties, as provided for in Section 5.4(e);

     then the Company shall pay to Buyer an amount equal to three percent (3%) of the Purchase Price (the "Termination Fee").

        (c) If the Termination Fee shall be payable pursuant to subsection
     (b)(iii)(x) of this Section 11.6, the Termination Fee shall be paid two business days from the date of termination of this Agreement. If the Termination Fee shall be payable pursuant to subsection (b)(iii)(y) of this
     Section 11.6, the Termination Fee shall be paid concurrently with the delivery of the notice of termination of this Agreement to the Buyer. All such payments shall be in same-day funds.

        (d) Also notwithstanding the foregoing, if the Buyer breaches its obligation to close the transactions contemplated by this Agreement or breaches any material representation, warranty or covenant in any material respect and fails to cure the same within the time allotted, then the Buyer shall pay to the Company an amount equal to three percent (3%) of the Purchase Price (the "Company's Termination Fee"). The Company's Termination Fee shall be paid within two business days from the date of termination of this Agreement in same day funds.

        (e) The parties acknowledge that the agreements contained in paragraphs
     (a) through (d) of this Section 11.6 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if the other Party fails to pay promptly any fee payable by it pursuant to this
     Section 11.6, then it shall pay to the other Party its costs and expenses (including attorneys' fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Bank of America, N.A. (in effect on the date such payment was required to be made) from the date such payment was due under this Agreement until the date of payment.

        (f) Nothing contained in this Section 11.6 shall constitute or shall be deemed to constitute liquidated damages for the breach by the Company or the Buyer of the terms of this Agreement. The remedies set forth in this
     Section 11.6 shall be the sole and exclusive remedies of the parties and their respective affiliates, directors, employees and agents for any and all claims, rights to seek contribution and other recovery or relief arising in the situations described in this Section 11.6, except for (i) such equitable remedies as may be granted by a court of competent jurisdiction and (ii) remedies for claims based on fraud or intentional breaches.

        (g) Notwithstanding any other provision of this Section 11.6, no amount shall be payable to a Party if it is itself in breach of this Agreement and any period for cure has passed so that the other Party is under no obligation to close the transaction contemplated hereby.

12.  Transfer and Sales Tax

     Notwithstanding any provisions of law imposing the burden of such taxes on the Company or the Buyer, as the case may be, the party customarily paying pursuant to local practice shall be responsible for and shall pay (a) all sales, use, VAT and transfer taxes, stamp duties and notary fees, and (b) all real estate conveyance fees or governmental charges, if any, upon the sale or transfer of any of the Assets hereunder. The parties acknowledge that different local practice shall apply to Patterson, New York and Cedar Rapids, Iowa. If the party herein shall fail to pay such amounts on a timely basis, the other party may pay such amounts to the appropriate governmental authority or authorities, and the other party shall promptly reimburse the paying party for any amounts so paid.

13.  Brokers

     13.1 For the Company. The Company represents and warrants that it has not engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement, except for Banc of America Securities LLC, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm. The Company agrees to indemnify and hold harmless the Buyer against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Company.

     13.2 For the Buyer. The Buyer represents and warrants that it has not engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement, except for Altium Capital AG and CFC Capital LLC, whose fees and expenses will be paid by the Buyer in accordance with the Buyer's agreement with such firm. The Buyer agrees to indemnify and hold harmless the Company against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Buyer.

14.  Notices.

     All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent either for next business day delivery via a reputable nationwide overnight courier service or via telecopier with written confirmation of transmission, in each case to the intended recipient as set forth below:

If to the Company:                                  Copy to:
Penwest Pharmaceuticals Co.                         Hale and Dorr LLP
2981 Route 22                                       60 State Street
Patterson, NY 12563-9970                            Boston, MA 02109
Attn: Chief Financial Officer                       Attn: Stuart M. Falber, Esq.
                                                          Edward Young, Esq.
If to the Buyer:                                    Copy to:
Josef Rettenmaier Holding GmbH & Co. KG             Alston & Bird LLP
Holzmuehle 1                                        90 Park Avenue
Rosenberg, Germany                                  New York, New York 10016
                                                    Attn: Rudolph S. Houck, Esq.

     Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

15. Successors and Assigns

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer and the Company may not assign their respective obligations hereunder without the prior written consent of the Company in the case of an assignment by the Buyer or the Buyer in the case of an assignment by the Company; provided, however, that the Buyer may assign this Agreement, and its rights hereunder, to a subsidiary or affiliate, without thereby terminating or limiting its obligations or liabilities to the Company hereunder. In particular, without limiting the foregoing, the Buyer hereby represents to Sellers and Sellers acknowledge that the Buyer intends to assign and/or delegate to one or more of its affiliates and cause that affiliate or those affiliates to assume, some or all of the rights and liabilities with respect to the Subsidiary Shares and/or Assets and Assumed Liabilities and Sellers hereby consent thereto (provided, that no such delegation of obligations shall relieve the Buyer of continued liability thereafter for such obligations). Any assignment in contravention of this provision shall be void.

16.  Entire Agreement; Amendments; Attachments

     This Agreement, all Schedules and Exhibits attached hereto, the Confidentiality Agreement and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer and the Company may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Company. This Agreement, including said Schedules and Exhibits, have gone through several revisions; the parties agree that the deletion of any language from an earlier draft shall not necessarily be interpreted to indicate the negation of the deleted language.

17.  Legal Fees

     If legal proceedings are commenced by the Buyer against any of the Sellers, or by any of the Sellers against the Buyer, in connection with this Agreement or the transactions contemplated hereby, the party or parties which do not prevail in such proceedings shall pay the reasonable attorneys' fees and other costs and expenses, including investigation costs, incurred by the prevailing party or parties in such proceedings.

18.  Governing Law; Consent to Jurisdiction

     18.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to the conflicts of law provisions thereof).

     18.2 Consent to Jurisdiction. For purposes of equitable remedies and enforcement of awards obtained pursuant to Section 20, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the state and federal courts located in the State of New York in the event any dispute that the parties fail to resolve arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than courts set forth above. In any such proceeding, the parties agree to accept service of process by mail at the addresses herein provided for notice.

     19. Mediation. Neither party shall commence an arbitration proceeding unless such party shall first give a written notice (a "Dispute Notice") to the other party setting forth the nature of the dispute. The parties shall attempt in good faith to resolve the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association in effect on the date of this Agreement. If the parties cannot agree on the selection of a mediator within twenty (20) days after delivery of the Dispute Notice, the mediator will be selected by the President of the New York Bar Association. If the dispute has not been resolved by mediation as provided above within sixty (60) days after the delivery of the Dispute Notice, then the dispute shall be determined by arbitration in accordance with the provisions of Section 20 hereof.

20.  Arbitration.

     20.1 Normal Arbitration. Any controversy, claim or dispute of whatever nature arising between the parties, including but not limited to those arising out of or relating to this Agreement or the construction, interpretation, performance, breach, termination, enforceability or validity of this Agreement or the arbitration provisions contained in this Agreement, whether such claim existed prior to or arises on or after the date of this Agreement, including the determination of the scope of this agreement to arbitrate, which is not settled through mediation as provided in Section 19 above shall be determined by arbitration in New York City by a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association and its Supplementary Procedures for Large, Complex Disputes, except that (a) every person named on all lists of potential arbitrators shall be a neutral and impartial lawyer with excellent academic and professional credentials (i) who has practiced law for at least 15 years, specializing in either general commercial litigation or general corporate and commercial matters, and (ii) who has had experience, and is generally available to serve, as an arbitrator, and (b) each party shall be entitled to strike on a peremptory basis, for any reason or no reason, any or all of the names of potential arbitrators on any list submitted to the parties by the AAA as well as any person selected by the AAA to serve as an arbitrator by administrative appointment. If the parties cannot agree on the selection of the arbitrator(s) from one or more lists submitted by the AAA within 30 days after the AAA transmits to the parties its first list of potential arbitrators, the President of the New York Bar Association shall nominate three persons who, in his or her opinion, meet the criteria set forth herein, which nominees may not include persons named on any list submitted by the AAA. Each party shall be entitled to strike one of such three nominees on a peremptory basis within 10 days after its receipt of such list of nominees, indicating its order of preference with respect to the remaining nominees. If two such nominees have been stricken by the parties, the unstricken nominee shall be the arbitrator. Otherwise, the selection of the arbitrator shall be made by the AAA from the remaining nominees in accordance with the parties' mutual order of preference, or by random selection in the absence of a mutual order of preference. The arbitrator(s) shall base their award on applicable law and judicial precedent, shall include in such award the findings of fact and conclusions of law upon which the award is based and shall not grant any remedy or relief a court could not grant under applicable law, provided, however, the arbitrators(s) may include all or a portion of the expenses (including reasonable legal fees) of the prevailing party in the award. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

     20.2 Material Adverse Change. If the controversy, claim or dispute pertains primarily to whether there has been a "material adverse change" or "the existence or occurrence of a circumstance or event that is material and adverse" as described in Section 5.9 hereof, then (i) either party may proceed with arbitration pursuant to Section 20.1 without having complied with Section 19,
(ii) the arbitration shall be conducted by a panel of one arbitrator, (iii) the time for selection of the arbitrator shall be reduced from 30 days to 5 days and for peremptory strikes shall be reduced from 10 days to 3 days, and (iv) the parties shall use their commercially reasonable efforts to achieve a resolution of the controversy, claim or dispute as quickly as possible.

     21.  Interpretation.

        (a) As used in this Agreement, the phrase "to the knowledge of the Company" or any phrase of similar import shall refer to the actual knowledge of the following executive officers of the Sellers: Tod Hamachek, Jennifer Good, Steve Berte, Neal Parks and Bob Sherwood.

        (b) For purposes of Section 9.8 (but not for the purposes of other portions of Article IX), in determining the amount of damages or losses caused by the breach of any representation or warranty of Sellers, any qualification or limitation of such representation or warranty by reference to the materiality of matters stated therein or as to matters having or not having a material adverse effect, or by reference to the Sellers' knowledge (except for the knowledge qualifications contained in Sections 2.4(ii), 2.20(c) and 2.26 and the initial knowledge qualification contained in
     Section 2.9) shall be disregarded, in determining the amount of damages or losses caused by any inaccuracy, untruth, incompleteness or breach thereof for purposes of Section 9.8.

        (c) As used in this Agreement, an effect shall not be considered to be material and adverse, if it is due to (a) general economic conditions, or economic or other conditions in and affecting generally the pharmaceutical industry or the excipient products segment of that industry (except if and to the extent such conditions affect the Sellers disproportionately) or (b) actions taken by the Buyer.

        (d) As used in Section 11.3(b)(ii), the terms "material," "material adverse change" and "material and adverse" include both changes in and matters affecting the Business and external changes in and matters which affect the Business (other than those referred to in Section 21(c)) and they shall be deemed material, so that the Buyer shall be entitled to terminate this Agreement pursuant to Section 11.3(b)(ii), only if they would reduce the fair market value of the Business by ten percent (10%) or more, where "fair market value" has the meaning set forth in Revenue Ruling 59-60. As used in Section 11.6(b)(iii)(x), the term "material breach" shall mean a breach which results in shareholder approval of the transactions contemplated by this Agreement not being obtained within the time period contemplated by this Agreement. In determining the materiality of various matters, the parties intend that materiality be assessed in the context of what a reasonable businessperson would consider to be material.

        (e) As used in this Agreement, the term "including" shall mean "including, without limitation."

        (f) If an event or action causes damages to or reduces the value of the Business, it will be presumed to be "in connection with" or "related to" the Business for purposes of representations and warranties which are expressly "in connection with" or "relating to" the Business.

     22.  Miscellaneous.

     22.1 Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

     22.2 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     22.3 Counterparts. This Agreement and any amendment hereto may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

(Corporate Seal)                                PENWEST PHARMACEUTICALS CO.
ATTEST:                                         By: /s/ TOD R. HAMACHEK
                                                    -----------------------------------------
                                                Title: Chief Executive Officer
                                                      ---------------------------------------

/s/ JENNIFER L. GOOD
 --------------------------------------------

Chief Financial Officer

                                                BUYER:

(Seal)                                          JOSEF RETTENMAIER HOLDING GMBH & CO. KG

                                                By: /s/ JOSEF RETTENMAIER
                                                    -----------------------------------------

                                                Title: Duly Authorized
                                                      ---------------------------------------

                                                By: /s/ HEINZ PETERSEN
                                                    -----------------------------------------

                                                Title: Duly Authorized
                                                      ---------------------------------------